Exhibit 1

Westpac GROUP

EST 1817

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

INTERIM FINANCIAL REPORT 2014

STRENGTH RETURN GROWTH PRODUCTIVITY

Westpac st.george BankSA BT Financial Group Bank of Melbourne RAMS

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Interim Financial Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Interim Financial Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

▪          the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪          the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪          market volatility, including uncertain conditions in funding, equity and asset markets;

▪          adverse asset, credit or capital market conditions;

▪          changes to our credit ratings;

▪          levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪          market liquidity and investor confidence;

▪          changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

▪          the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪          reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪          the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪          the effectiveness of our risk management policies, including our internal processes, systems and employees;

▪          the incidence or severity of Westpac insured events;

▪          the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪          internal and external events which may adversely impact our reputation;

▪          changes to the value of our intangible assets;

▪          changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

▪          the success of strategic decisions involving business expansion and integration of new businesses; and

▪          various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to ‘Risk factors’ in the Directors’ report in this Interim Financial Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Interim Financial Report, whether as a result of new information, future events or otherwise, after the date of this Interim Financial Report.

REFERENCES

In this Interim Financial Report a reference to ‘Westpac’, ‘WBC’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation.

All references to ‘$’ are to Australian dollars unless otherwise stated.

WEB SITES

Information contained in or accessible through the websites mentioned in this Interim Financial Report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this Interim Financial Report. All references in this Interim Financial Report to websites are inactive textual references and are for information only.

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INTERIM FINANCIAL REPORT 2014

DIRECTORS’ REPORT

The Directors of Westpac present their report together with the financial statements of Westpac and its controlled entities (collectively referred to as ‘the Group’) for the half year ended 31 March 2014.

DIRECTORS

The names of the Directors of Westpac holding office at any time during, and since the end of, the half year and the period for which each has served as a Director are set out below:

Name	Position
Lindsay Maxsted	Chairman since December 2011 and Director since March 2008.
Gail Kelly	Managing Director & Chief Executive Officer since February 2008.
John Curtis	Retired in April 2014. Deputy Chairman and Director from December 2008.
Elizabeth Bryan	Director since November 2006.
Gordon Cairns	Retired in December 2013. Director from July 2004.
Ewen Crouch	Director since February 2013.
Alison Deans	Director since April 2014.
Robert Elstone	Director since February 2012.
Peter Hawkins	Director since December 2008.
Peter Marriott	Director since June 2013.
Ann Pickard	Director since December 2011.

REVIEW AND RESULTS OF THE GROUP’S OPERATIONS DURING THE HALF YEAR

The net profit attributable to owners of Westpac Banking Corporation for the half year ended 31 March 2014 was $3,622 million, an increase of $335 million or 10% compared to the half year ended 31 March 2013. Features of this result include a 7% increase in net operating income and a 22% reduction in impairment charges.

The result includes the acquisition of select businesses of Lloyds Banking Group from 31 December 2013.

Net interest income increased $347 million or 6% compared to the half year ended 31 March 2013, reflecting lending growth of 8%, partly offset by a decrease in net interest margin of 4 basis points. The reduction in net interest margin reflects reduced Treasury income, lower returns on non-interest bearing liabilities and capital, and the impact of holding higher liquid assets.

Non-interest income increased $273 million or 9% compared to the half year ended 31 March 2013, reflecting growth in wealth management, insurance income and fees and commissions income.

Operating expenses increased $262 million or 7% compared to the half year ended 31 March 2013, due to foreign exchange translation impacts, operating, transaction and integration costs associated with the Lloyds acquisition and higher software amortisation and personnel costs from investment in the business.

Impairment charges decreased $97 million or 22% compared to the half year ended 31 March 2013, reflecting continued improvements in asset quality and further reductions in stressed exposures. Australian Financial Services (AFS), Westpac Institutional Bank (WIB) and Westpac New Zealand all recorded lower impairment charges, whilst economic overlays were slightly higher.

The effective tax rate was 30.4% in the half year ended 31 March 2014 compared to 30.8% in the half year ended 31 March 2013, largely due to higher deductible expenses related to employee share schemes.

The Board has determined an interim dividend of 90 cents per share, an increase of 5% over the interim dividend determined for the half year ended 31 March 2013. The interim dividend is fully franked.

SIGNIFICANT DEVELOPMENTS DURING THE HALF YEAR ENDED 31 MARCH

Inquiry into Australia’s financial system

On 20 November 2013, the Federal Government formally announced the appointment of Mr David Murray AO to head an inquiry into Australia’s financial system (Inquiry).

The Inquiry’s terms of reference, announced on 20 December 2013, charge the Inquiry with examining how the financial system could be positioned to best meet Australia’s evolving needs and support Australia’s economic growth. Recommendations will be made that foster an efficient, competitive and flexible financial system, consistent with financial stability, prudence, public confidence and capacity to meet the needs of users.

Initial submissions to the Inquiry were due by 31 March 2014. The Inquiry is scheduled to release an interim report by mid-2014, with the opportunity for a second round of submissions before the Inquiry makes its final report to the Government, expected by November 2014.

Westpac has lodged its initial submission with the Inquiry, and will continue to actively contribute to the Inquiry in the period ahead.

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DIRECTORS’ REPORT

Westpac Bicentennial Foundation

On 2 April 2014, Westpac announced the launch of the Westpac Bicentennial Foundation. The charitable Foundation will have an exclusive focus on the education and advancement of Australians. A one-off contribution of $100 million will fund 100 scholarships every year in perpetuity to Australians who have the potential to shape Australia’s future. The program has commenced now so that the earnings from the fund will see the initial scholarships fully operational by the Group’s 200th anniversary in 2017. The one-off $100 million contribution will be reflected in Westpac’s second half 2014 results.

Acquisition of select Australian businesses of Lloyds Banking Group

On 11 October 2013 Westpac announced it had entered into an agreement to acquire selected assets of Lloyds Banking Group’s asset finance business, Capital Finance Australia Limited (CFAL), and its corporate loan portfolio, BOS International (Australia) Ltd (BOSI), for $1.45 billion.

The transaction was completed on 31 December 2013, adding $7.9 billion in motor vehicle finance, equipment finance and corporate loans to Westpac’s lending and $8.5 billion in risk weighted assets. The acquisition was funded from internal resources and reduced Westpac’s Common Equity Tier 1 capital ratio by 37 basis points.

Litigation

▪          Exception fees

Westpac has been served with two separate class action proceedings by customers seeking to recover exception fees paid by those customers. The first set of proceedings was commenced in December 2011 by customers of the Westpac brand; the second was commenced in February 2012 by customers of the St.George Bank and BankSA brands. Similar class actions have been commenced against several other Australian banks. Westpac has agreed with the plaintiffs to put the proceedings against Westpac on hold until at least December 2014, pending further developments in the litigation against one of those other banks.

▪          Bell litigation

Westpac was one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s.

Westpac, along with the other defendant banks, had been found liable to repay its share of the monies received from the Bell Group plus interest. In March 2013, the defendant banks were granted special leave to appeal to the High Court of Australia. The appeal was due to be heard in 2013 but has been adjourned to 2014.

On 17 September 2013 the parties announced that the matter was settled. Prior to the settlement, Westpac was entitled to file a claim as an unsecured creditor in the liquidation of the Bell companies and stood to recover part of the funds available for distribution to creditors. As part of the settlement, Westpac has agreed to release its claim for the distribution. The terms of the settlement remain confidential. The settlement is subject to various approvals being obtained in local and overseas jurisdictions. Such approvals are still being obtained. Westpac considers that appropriate provisioning has been made for this matter.

Changes to accounting standards

In a continuing response to the global financial crisis, governments, regulators and accounting standard setters are working to revise certain accounting standards. The specific areas that have been targeted include accounting for financial instruments, provisioning for loan impairment charges, off-balance sheet exposures, the impairment and valuation of financial assets, consolidation and lease accounting. New accounting standards dealing with consolidation and the measurement of fair value applied to the Group from 1 October 2013. These new standards did not have a material impact on the Group’s financial position or performance. The Group expects that there will be a number of new standards issued in coming years that will require further changes to the Group’s current accounting approaches.

Other significant developments

Basel Committee on Banking Supervision

Regulatory reforms and significant developments arising in relation to changes initiated by the Basel Committee on Banking Supervision (BCBS) include:

Liquidity

On 16 December 2010, the BCBS released the final text of the Basel III liquidity framework. The framework introduces two new liquidity measures: the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR).

Following a consultation process, the Australian Prudential Regulation Authority (APRA) released a final liquidity standard (APS 210) in December 2013. Under APS 210 Westpac will need to meet the requirement of a minimum LCR of 100% from 1 January 2015. The NSFR requirement has been excluded from APS 210 however APRA has indicated its intention to implement this measure. Following a consultation process, it is expected that the NSFR will come into effect from 1 January 2018.

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a regulator defined acute stress scenario. Given the limited amount of government debt in Australia, the Reserve Bank of Australia (RBA) jointly with APRA, will make available to Australian Authorised Deposit-taking Institutions (ADIs) a Committed Liquidity Facility (CLF) that, subject to satisfaction of qualifying conditions, can be accessed to help meet the LCR requirement. In January 2014, following a trial exercise, APRA released further details to the industry on the determination and workings of the CLF. The cost of the CLF is expected to be a 15 basis points commitment fee and an additional 25 basis points for any drawn component.

Systemically Important Financial Institutions (SIFIs)

In November 2011, the BCBS published the final methodology for determining Global Systemically Important Banks (G-SIBs). Each year in November the Financial Stability Board (FSB) publishes the list of identified G-SIBs and specifies the higher capital requirements proposed for each. These increased capital requirements will be phased in from January 2016. Westpac has not been named as a G-SIB.

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Capital

On 16 December 2010, the BCBS released the final text of the Basel III capital framework, which incorporates higher global minimum capital requirements and the introduction of two new capital buffers. The framework includes:

▪          an increase in the minimum common equity requirement from 2.0% to 4.5%;

▪          an increase in the minimum Tier 1 capital requirement from 4.0% to 6.0%;

▪          a capital conservation buffer at 2.5%, to be met with common equity; and

▪          a countercyclical buffer of between 0% to 2.5% to be met with common equity or other fully loss absorbing capital (subject to further BCBS guidance). The buffer is intended to be applied during times of excess credit growth.

The framework includes a compliance timetable, with phase-in arrangements starting from 1 January 2013 and some elements not becoming fully effective until 1 January 2019.

In late 2012, APRA released capital adequacy standards that govern the implementation of the Basel III capital framework in Australia. APRA has required Australian ADIs such as Westpac to meet the new minimum capital requirements from 1 January 2013 and has indicated that the capital conservation buffer will apply in full from its introduction date of 1 January 2016.

The BCBS has issued a framework for extending the SIFIs requirements to domestic systemically important banks (D-SIBs) and in December 2013 APRA released a paper setting out its approach for implementing the D-SIB framework in Australia. Westpac is one of four Australian banks which APRA has identified as a D-SIB. APRA has proposed that each D-SIB, including Westpac, will have to meet a higher loss absorbency requirement of 1% to be met by common equity. The 1% requirement will be added to the capital conservation buffer effectively increasing the buffer from 2.5% to 3.5%.

Westpac’s current capital levels are already above the regulatory requirement which will apply from 1 January 2016 including the expanded capital conservation buffer. Further details of Westpac’s regulatory capital disclosures can be accessed at www.westpac.com.au/about-westpac/investor-centre/financial-information/basel-iii-risk-reports.

Other Basel Accord reforms

The Basel III capital framework also introduced a leverage ratio requirement. The BCBS proposes that introducing a simple, non-risk based leverage ratio requirement would act as a credible supplementary measure to the risk-based capital requirements. In January 2014, the BCBS published an amended leverage ratio framework. The proposed timetable for the leverage ratio provides for testing and recalibration of the framework to occur until 2017, with public disclosure to commence from January 2015 and migration of the final standard to a Pillar 1 requirement from January 2018.

The BCBS is also currently conducting analysis on risk weighted assets, which forms the denominator of the capital ratios. The BCBS has indicated that this work is intended to examine the consistency in the determination of risk weighted assets within and across jurisdictions and which will ultimately allow the BCBS to develop potential policy options.

Each of these measures is in different stages of development and, following release of the respective regulations by the BCBS, APRA will consult on and develop the regulations to apply in Australia.

Recovery and resolution planning

In November 2011, the FSB finalised a comprehensive package of policy measures to improve the capacity of authorities to resolve failing SIFIs, without systemic disruption and without exposing taxpayers to risk of loss. As part of the package, a Recovery and Resolution Plan is required for any firm deemed by its home authority to have systemic importance to the domestic economy. APRA has undertaken a pilot Recovery Planning project applying to Australia’s largest banks, including Westpac, with final plans delivered to APRA in mid-2012. APRA has advised Westpac of its expectation that the Recovery Plan be maintained and Westpac is reviewing and updating its Recovery Plan where required.

In the US, Westpac is also required to satisfy the resolution plan requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). In December 2013, Westpac submitted a resolution plan in relation to the Group’s US operations to US bank regulatory authorities.

Australia

The Federal Government has embarked on a program of regulatory reform which will affect Westpac. This includes:

OTC derivatives reform

The international regulatory reforms relating to over-the-counter (OTC) derivatives continue to be implemented by financial regulators across the globe.

Locally, Westpac commenced reporting OTC Derivatives transactions to a Prescribed Repository in accordance with the Derivative Transaction Rules (Reporting) 2013 on 1 October 2013. Westpac continues to work with ASIC and industry associations in relation to the implementation of these rules and the phase-in of requirements to other industry participants.

In February 2014, the Australian Treasury issued a Proposals Paper on the Implementation of Australia’s G-20 OTC derivatives commitments, in which they proposed a central clearing mandate for US dollar, Euro, British Pound and Yen denominated interest rate derivatives traded between dealers with significant cross-border activities. It is expected that any such mandate would cover Westpac. The commencement of the central clearing mandate is expected to occur by early 2015.

As a provisionally-registered Swap Dealer with the US Commodity Futures Trading Commission (CFTC), Westpac is subject to a range of entity-level and transaction-level requirements pursuant to the Dodd-Frank Act. Under the CFTC Rules implementing the provisions of the Dodd-Frank Act, limited mandates relating to central clearing, reporting, exchange trading and risk mitigation are now in place.

On 4 December 2013, a lawsuit was filed by global industry bodies challenging the CFTC’s cross-border guidance and the cross-border aspects of related rules. Westpac is actively monitoring the progress of the lawsuit and will assess the impact of any determination.

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INTERIM FINANCIAL REPORT 2014

DIRECTORS’ REPORT

Westpac continues to monitor developments and comply with requirements imposed by international regulators. These include regulations published by the CFTC and the Securities and Exchange Commission under the Dodd-Frank Act; by the European Securities and Markets Authority and local European financial regulators under the European Market Infrastructure Regulations (EMIR) and Markets in Financial Instruments Directive (MiFID II); and by various financial regulators in Asia. Westpac also continues to monitor the international response to the final policy framework for establishing margin requirements for uncleared OTC derivatives as published by the BCBS and the International Organisation of Securities Commission (IOSCO) on 2 September 2013.

Superannuation changes

In December 2013, BT launched a number of MySuper products to allow employers to make their super guarantee contributions to their BT default super fund. A MySuper product is a default investment option where investment choice is not elected by the member and is generally a low cost, simple superannuation product. Other legislative changes include enhanced trustee and director obligations as well as ‘SuperStream’, a measure to improve the efficiency of processing superannuation transactions through the use of technology. An established project team continues to assess and implement changes to the Group’s existing superannuation products and governance to ensure compliance with the new requirements.

Financial advice changes

The majority of the Future of Financial Advice (FOFA) reforms commenced for the Westpac Group on 1 July 2013, although several provisions relating to employee remuneration and payments under particular existing arrangements will not apply until 1 July 2014. The Government announced proposed reforms to the FOFA laws on 20 December 2013. The proposed reforms include the removal of the requirement to opt-in to ongoing adviser services every two years and the addition of a general advice exemption from the ban on conflicted remuneration. A bill to amend FOFA was introduced into parliament on 19 March 2014. The bill has been referred to the Senate Economics Legislation Committee, which is due to report in mid-June. Other proposed changes which were intended to be made by regulations in the first quarter of this year have been delayed by the Government. The final form and timing of these changes is still uncertain.

Privacy law reform

Significant amendments to the Privacy Act 1988 (Cth) commenced on 12 March 2014. As a result the Westpac Group has amended a wide range of documents, systems and procedures in relation to the management of personal and credit information.

United States

There are a number of significant regulatory reforms currently occurring in the United States (US). These include:

Dodd-Frank Act

Legislation designed to reform the system for supervision and regulation of financial firms in the US was signed into law on 21 July 2010. The Dodd-Frank Act contains a wide range of provisions that will affect financial institutions operating in the US, including foreign banks like Westpac. Included among its provisions are reforms designed to:

▪          reduce systemic risk presented by very large financial institutions;

▪          promote enhanced supervision, regulation, and prudential standards for financial institutions;

▪          establish comprehensive supervision of financial markets;

▪          impose new limits on permissible financial institution activities and investments;

▪          expand regulation of the derivatives markets, protect consumers and investors from financial abuse; and

▪          provide the US Government with the tools needed to manage a financial crisis.

Many of the provisions of the Dodd-Frank Act require extensive rulemaking by US regulatory agencies before the provisions become effective. The issuance of final rules under the Dodd-Frank Act remains far from complete, with the process continuing. US regulatory agencies have released final rules to implement Section 619 of the Dodd-Frank Act (the Volcker rule) and to strengthen the regulation of the US operations of non-US banks. At this time, apart from investments in compliance activities, we do not expect these rules to have a significant impact on the Group’s business activities.

Foreign Account Tax Compliance Act (FATCA)

Provisions commonly referred to as FATCA and related US Treasury regulations generally require Foreign Financial Institutions (FFIs), such as Westpac, to enter into an FFI agreement (if they are not subject to the provisions of a Model 1 Intergovernmental Agreement (IGA)) under which they agree to identify and provide the US Internal Revenue Service (IRS) with information on certain US connected accounts, or otherwise face 30% withholding tax on certain payments made to the FFI. In addition, FFIs that have entered into an FFI agreement will be required to withhold on certain payments made to FFIs that are neither party to an FFI agreement nor subject to an IGA and certain account holders that fail to provide prescribed information. On 28 April 2014, the Australian Government announced it had signed an IGA with the United States, and that it would introduce legislation to give effect to the IGA as soon as possible. The Australian IGA, and any IGAs that may be concluded between the US and other countries in which Westpac conducts business, will relieve Westpac of the requirement to withhold on payments to, or close, certain accounts, and will provide certain other benefits.

Westpac is implementing changes to its business operations to comply with the requirements of FATCA across all jurisdictions in which it operates. Westpac currently expects (subject to any restrictions under local law), that it will enter into an FFI agreement with respect to its branches and affiliated FFIs not located in countries that have entered into an IGA. It is anticipated that compliance with FATCA will give rise to significant costs and operational burdens, but that IGAs will reduce those costs and burdens, where applicable.

OECD Common Reporting Standard

The Organisation for Economic Cooperation and Development (OECD) is developing Common Reporting Standard (CRS) rules for the automatic exchange of financial account information amongst OECD member states. These rules are expected to impose identification and reporting obligations similar to the FATCA rules. Final CRS rules and a final model CRS agreement have not yet been released. If implemented the CRS rules could impose additional costs and operational burdens on Westpac.

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New Zealand

Regulatory reforms and significant developments in New Zealand include:

Basel III

The RBNZ has adopted the core Basel III capital measures relating to new capital ratios and most of the recommendations relating to the definition of capital. From 1 January 2013, the requirements for Total Tier 1 capital increased to 6.0% and must include common equity of 4.5%. The conservation buffer was implemented in full from 1 January 2014 at which time Total Tier 1 capital increased to 8.5% and is required to include 7% common equity. The RBNZ has not specified any upper limit on the countercyclical buffer. The RBNZ has not adopted the leverage ratio.

Financial Markets Conduct Act (FMCA)

The FMCA represents an overhaul of the existing securities law regime in New Zealand and will impact various aspects of the wider Westpac New Zealand business. It introduces changes to product disclosure and governance together with new licensing and registration requirements. The existing prospectus/investment statement dual disclosure model will no longer apply. A single product disclosure statement will be implemented and this will be supported by an online register of other material documentation. The FMCA was enacted in September 2013, however, most of the provisions will come into force at a later date. Much of the detail will be prescribed in regulations which are being promulgated in stages.

Credit law reform/responsible lending

The Credit Contracts and Financial Services Law Reform Bill was introduced into the House of Representatives in April 2013 and reported back from the Parliamentary Select Committee in March 2014. The Bill reforms the entire suite of legislation that governs consumer credit contracts. The Credit Contracts and Consumer Finance Act 2003 (CCCFA) is being amended to provide for a regulatory responsible lending code. In addition, existing consumer protections are being strengthened by changing current CCCFA provisions on disclosure, fees, hardship and ‘oppressive contracts’.

Covered bond legislation

The Reserve Bank of New Zealand (Covered Bonds) Amendment Bill was passed in December 2013. It provides a legislative framework for the issuance of covered bonds by New Zealand registered banks. New Zealand registered banks were already permitted by the RBNZ to issue covered bonds and have a condition of registration that a covered bond issuance cannot exceed 10% of total assets. However, the legislation provides certainty for investors that the cover pool assets will be disgorged from statutory management and liquidation regimes. Covered bond programs must be registered with the RBNZ under the legislation. A transition period of nine months has been provided for the registration of existing programs.

Consumer Law Reform

The Consumer Law Reform Bill was passed in December 2013. The Bill amended six separate acts, including the Fair Trading Act. Among the amendments being introduced into the Fair Trading Act are prohibitions on unfair contract terms and on making unsubstantiated representations about a product or service. The unfair contract terms provisions comes into force in March 2015 while the unsubstantiated representations prohibitions come into effect in June 2014.

RISK FACTORS

Our business is subject to risks that can adversely impact our business, results of operations, financial condition and future performance. If any of the following risks occur, our business, results of operations, financial condition or future performance could be materially adversely affected, with the result that the trading price of our securities could decline and as a security holder you could lose all, or part, of your investment. You should carefully consider the risks described and the other information in this Interim Financial Report and our 2013 Annual Report before investing in our securities. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us.

Risks relating to our business

Our businesses are highly regulated and we could be adversely affected by failing to comply with existing laws and regulations or by changes in laws, regulations or regulatory policy

As a financial institution, we are subject to detailed laws and regulations in each of the jurisdictions in which we operate or obtain funding, including Australia, New Zealand and the United States. We are also supervised by a number of different regulatory and supervisory authorities which have broad administrative power over our businesses. In Australia, the relevant regulatory authorities include the Australian Prudential Regulation Authority (APRA), Reserve Bank of Australia (RBA), Australian Securities and Investments Commission (ASIC), Australian Securities Exchange (ASX), Australian Competition and Consumer Commission (ACCC), the Australian Transaction Reports and Analysis Centre (AUSTRAC) and the Australian Taxation Office (ATO). The Reserve Bank of New Zealand (RBNZ) and the Financial Markets Authority (FMA) have supervisory oversight of our New Zealand operations. In the United States we are subject to supervision and regulation by the US Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System, the Commodity Futures Trading Commission (CFTC) and the U.S. Securities and Exchange Commission (SEC). In other jurisdictions in which we operate, including the United Kingdom, Asia and various Pacific countries, we are also required to comply with relevant requirements of the local regulatory bodies.

We are responsible for ensuring that we comply with all applicable legal and regulatory requirements (including accounting standards) and industry codes of practice in the jurisdictions in which we operate or obtain funding, as well as meeting our ethical standards.

Compliance risk arises from these legal and regulatory requirements. If we fail to comply, we may be subject to fines, penalties or restrictions on our ability to do business. An example of the broad administrative power available to regulatory authorities is the power available to APRA under the Banking Act 1959 in certain circumstances to investigate our affairs and/or issue a direction to us (such as a direction to comply with a prudential requirement, to conduct an audit, to remove a Director, executive officer or employee or not to undertake transactions). Any such costs and restrictions could adversely affect our business, reputation, prospects, financial performance or financial condition.

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INTERIM FINANCIAL REPORT 2014

DIRECTORS’ REPORT

As with other financial services providers, we face increasing supervision and regulation in most of the jurisdictions in which we operate or obtain funding, particularly in the areas of funding, liquidity, capital adequacy, conduct and prudential regulation and anti-money laundering and counter-terrorism financing. In December 2010 the Basel Committee on Banking Supervision (BCBS) announced a revised global regulatory framework known as Basel III. Basel III, among other things, increases the required quality and quantity of capital held by banks and introduces new standards for the management of liquidity risk. APRA has now incorporated much of the framework into its prudential standards. Further details on the Basel III framework are set out in ‘Significant developments during the half year ended 31 March’.

During the half year ended 31 March 2014 there were also a series of other regulatory releases from authorities in the various jurisdictions in which we operate or obtain funding proposing significant regulatory change for financial institutions. This includes global OTC derivatives reform as well as the US Dodd-Frank legislation, including the Volcker Rule promulgated thereunder, which is designed to reform the entire system for the supervision and regulation of financial firms that operate in or have a connection with the US, including foreign banks like Westpac. Other areas of proposed or potential change that could impact us include changes to accounting and reporting requirements, tax legislation, regulation relating to remuneration, consumer protection and competition legislation and bribery, privacy and data protection, anti-money laundering and counter-terrorism financing laws. In addition, further changes may occur driven by policy, prudential or political factors. The Australian Government is conducting a Financial System Inquiry with broad terms of reference. The outcomes of this Inquiry are difficult to predict but may be significant for Westpac and other Australian financial institutions. Further details on the Inquiry are set out in ‘Significant developments during the half year ended 31 March’.

Regulation is becoming increasingly extensive and complex. Some areas of potential regulatory change involve multiple jurisdictions seeking to adopt a coordinated approach. This may result in conflicts with specific requirements of the jurisdictions in which we operate and, in addition, such changes may be inconsistently introduced across jurisdictions.

Changes may also occur in the oversight approach of regulators. It is possible that governments in jurisdictions in which we operate or obtain funding might revise their application of existing regulatory policies that apply to, or impact, Westpac’s business, including for reasons relating to national interest and/or systemic stability.

Regulatory changes and the timing of their introduction continue to evolve and we currently manage our businesses in the context of regulatory uncertainty. The nature and impact of future changes are not predictable and are beyond our control. Regulatory compliance and the management of regulatory change is an increasingly important part of our strategic planning. We expect that we will be required to continue to invest significantly in compliance and the management and implementation of regulatory change and, at the same time, significant management attention and resources will be required to update existing or implement new processes to comply with the new regulations.

Regulatory change may also impact our operations by requiring us to have increased levels of liquidity and higher levels of, and better quality, capital as well as place restrictions on the businesses we conduct, require us to amend our corporate structure or require us to alter our product and service offerings. If regulatory change has any such effect, it could adversely affect one or more of our businesses, restrict our flexibility, require us to incur substantial costs and impact the profitability of one or more of our business lines. Any such costs or restrictions could adversely affect our business, prospects, financial performance or financial condition.

For further information refer to ‘Significant developments during the half year ended 31 March’ in this Interim Financial Report and our 2013 Annual Report, specifically ‘Significant developments’ in Section 1 and the sections ‘Critical accounting assumptions and estimates’ and ‘Future developments in accounting standards’ in Note 1 to the financial statements.

Adverse credit and capital market conditions may significantly affect our ability to meet funding and liquidity needs and may increase our cost of funding

We rely on credit and capital markets to fund our business and as a source of liquidity. Our liquidity and costs of obtaining funding are related to credit and capital market conditions.

Global credit and capital markets have experienced extreme volatility, disruption and decreased liquidity in recent years. While there have been periods of stability in these markets, the environment has become more volatile and unpredictable. This has been exacerbated by the potential for sovereign debt defaults and/or banking failures which has contributed to volatility in stock prices and credit spreads. The main risks we face are damage to market confidence, changes to the access and cost of funding and a slowing in global activity or through other impacts on entities with whom we do business.

As of 31 March 2014, approximately 33% of our total funding originated from domestic and international wholesale markets, of this around 59% was sourced outside Australia and New Zealand.

A shift in investment preferences of businesses and consumers away from bank deposits towards other asset or investment classes would increase our need for funding from relatively less stable or more expensive forms of funding.

If market conditions deteriorate due to economic, financial, political or other reasons, our funding costs may be adversely affected and our liquidity and our funding and lending activities may be constrained.

If our current sources of funding prove to be insufficient, we may be forced to seek alternative financing. The availability of such alternative financing, and the terms on which it may be available, will depend on a variety of factors, including prevailing market conditions, the availability of credit, our credit ratings and credit market capacity. Even if available, the cost of these alternatives may be more expensive or on unfavourable terms, which could adversely affect our results of operations, liquidity, capital resources and financial condition. There is no assurance that we will be able to obtain adequate funding and do so at acceptable prices, nor that we will be able to recover any additional costs.

If Westpac is unable to source appropriate funding, we may also be forced to reduce our lending or begin selling liquid securities or we may be unable to pay our debts. Such actions may adversely impact our business, prospects, liquidity, capital resources, financial performance or financial condition.

Westpac enters into collateralised derivative obligations, which may require Westpac to post additional collateral based on movements in market rates, which have the potential to adversely affect Westpac’s liquidity.

For a more detailed description of liquidity risk, refer to the section ‘Liquidity risk’ and Note 27 to the financial statements in our 2013 Annual Report.

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INTERIM FINANCIAL REPORT 2014

DIRECTORS’ REPORT

Sovereign risk may destabilise financial markets adversely

Sovereign risk is the risk that foreign governments will default on their debt obligations, increase borrowings as and when required, be unable to refinance their debts as they fall due, or nationalise participants in their economy. Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to or worse than those experienced during the global financial crisis. Such an event could destabilise global financial markets adversely affecting our liquidity, financial performance or financial condition.

Failure to maintain credit ratings could adversely affect our cost of funds, liquidity, competitive position and access to capital markets

Credit ratings are independent opinions on our creditworthiness. Our credit ratings affect the cost and availability of our funding from capital markets and other funding sources and they may be important to customers or counterparties when evaluating our products and services. Therefore, maintaining high quality credit ratings is important.

The credit ratings assigned to us by rating agencies are based on an evaluation of a number of factors, including our financial strength, structural considerations regarding the Australian financial system and the credit rating of the Australian Government. A credit rating downgrade could be driven by the occurrence of one or more of the other risks identified in this section or by other events including changes to the methodologies used by the rating agencies to determine ratings.

Failure to maintain our current credit ratings could adversely affect our cost of funds and related margins, collateral requirements, liquidity, competitive position and our access to capital markets. The extent and nature of these impacts would depend on various factors, including the extent of any ratings change, whether our ratings differ among agencies (split ratings) and whether any ratings changes also impact our peers or the sector.

A systemic shock in relation to the Australian, New Zealand or other financial systems could have adverse consequences for Westpac or its customers or counterparties that would be difficult to predict and respond to

There is a risk that a major systemic shock could occur that causes an adverse impact on the Australian, New Zealand or other financial systems.

As outlined above, over recent years the financial services industry and capital markets have been, and may continue to be, adversely affected by market volatility and the negative outlook for global economic conditions. A shock to one of the major global economies could result in currency and interest rate fluctuations and operational disruptions that negatively impact the Group.

Any such market and economic disruptions could adversely affect financial institutions such as Westpac because consumer and business spending may decrease, unemployment may rise and demand for the products and services we provide may decline, thereby reducing our earnings. These conditions may also affect the ability of our borrowers to repay their loans or our counterparties to meet their obligations, causing us to incur higher credit losses. These events could also result in the undermining of confidence in the financial system, reducing liquidity, impairing our access to funding and impairing our customers and counterparties and their businesses. If this were to occur, our business, prospects, financial performance or financial condition could be adversely affected.

The nature and consequences of any such event are difficult to predict and there can be no certainty that we could respond effectively to any such event.

Declines in asset markets could adversely affect our operations or profitability

Declines in Australian, New Zealand or other asset markets, including equity, residential and commercial property and other asset markets, could adversely affect our operations and profitability.

Declining asset prices also impact our wealth management business. Earnings in our wealth management business are, in part, dependent on asset values because we typically receive fees based on the value of securities and/or assets held or managed. A decline in asset prices could negatively impact the earnings of this business.

Declining asset prices could also impact customers and counterparties and the value of security (including residential and commercial property) we hold against loans and derivatives which may impact our ability to recover amounts owing to us if customers or counterparties were to default. It may also affect our level of provisioning which in turn impacts profitability.

Our business is substantially dependent on the Australian and New Zealand economies

Our revenues and earnings are dependent on economic activity and the level of financial services our customers require. In particular, lending is dependent on various factors including economic growth, business investment, business and consumer sentiment, levels of employment, interest rates and trade flows in the countries in which we operate.

We conduct the majority of our business in Australia and New Zealand and, consequently, our performance is influenced by the level and cyclical nature of lending in these countries. These factors are in turn impacted by both domestic and international economic conditions, natural disasters and political events. A significant decrease in Australian and New Zealand housing valuations could adversely impact our home lending activities because borrowers with loans in excess of their property value may show a higher propensity to default and in the event of defaults our security would be eroded, causing us to incur higher credit losses, and the demand for our home lending products may decline due to buyer concerns about further market declines.

Adverse changes to the economic and business conditions in Australia and New Zealand and other countries such as China, India and Japan, could also adversely affect the Australian economy and our customers. In particular, due to the current relationship between Australia and China, particularly in the mining and resources sectors, a slowdown in China’s economic growth could negatively impact the Australian economy. Changes in economic conditions could in turn result in reduced demand for our products and services and affect the ability of our borrowers to repay their loans. If this were to occur, it could negatively impact our business, prospects, financial performance or financial condition.

An increase in defaults in credit exposures could adversely affect our liquidity, capital resources, financial performance or financial condition

Credit risk is a significant risk and arises primarily from our lending and derivatives activities. The risk arises from the possibility that some customers and counterparties will be unable to honour their obligations to us, including the repayment of loan principal and interest.

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INTERIM FINANCIAL REPORT 2014

DIRECTORS’ REPORT

We hold provisions for credit impairment based on current information. If economic conditions deteriorate, some customers and/or counterparties could experience higher levels of financial stress and we may experience a significant increase in defaults and write-offs, and be required to increase our provisioning. Such events would diminish available capital and could adversely affect our liquidity, capital resources, financial performance or financial condition.

Credit risk also arises from certain derivative contracts we enter into and from our dealings with, and holdings of, debt securities issued by other banks, financial institutions, companies, governments and government bodies the financial conditions of which may be affected to varying degrees by economic conditions in global financial markets.

For a discussion of our risk management procedures, including the management of credit risk, refer to the ‘Risk management’ section and Note 27 to the financial statements in our 2013 Annual Report.

We face intense competition in all aspects of our business

The financial services industry is highly competitive. We compete, both domestically and internationally, with retail and commercial banks, asset managers, investment banking firms, brokerage firms, other financial service firms and businesses in other industries with emerging financial services aspirations. This includes specialist competitors that may not be subject to the same capital and regulatory requirements and therefore may be able to operate more efficiently.

If we are unable to compete effectively in our various businesses and markets, our market share may decline. Increased competition may also adversely affect us by diverting business to our competitors or creating pressure to lower margins.

Increased competition for deposits could also increase our cost of funding and lead us to access other types of funding. We rely on bank deposits to fund a significant portion of our balance sheet and deposits have been a relatively stable source of funding. We compete with banks and other financial services firms for such deposits. To the extent that we are not able to successfully compete for deposits, we would be forced to rely more heavily on more expensive or less stable forms of funding, or reduce lending.

We are also dependent on our ability to offer products and services that match evolving customer preferences. If we are not successful in developing or introducing new products and services or responding or adapting to changes in customer preferences and habits, we may lose customers to our competitors. This could adversely affect our business, prospects, financial performance or financial condition.

For more detail on how we address competitive pressures refer to ‘Competition’ in Section 1 in our 2013 Annual Report.

We could suffer losses due to market volatility

We are exposed to market risk as a consequence of our trading activities in financial markets and through the asset and liability management of our financial position. In our financial markets trading business, we are exposed to losses arising from adverse movements in levels and volatility of interest rates, foreign exchange rates, commodity prices, credit prices and equity prices. If we were to suffer substantial losses due to any market volatility it may adversely affect our business, prospects, liquidity, capital resources, financial performance or financial condition. For a discussion of our risk management procedures, including the management of market risk, refer to the ‘Risk management’ section in our 2013 Annual Report.

We could suffer losses due to operational risks

Operational risk is the risk of loss arising from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic and reputational risk. It also includes, among other things, technology risk, model risk and outsourcing risk. As a financial services organisation we are exposed to a variety of operational risks.

We are also highly dependent on the conduct of our employees, contractors and external service providers. We could, for example, be adversely affected in the event of human error, inadequate or failed processes or if an employee, contractor or external service provider engages in fraudulent conduct. We could incur losses from incorrect or fraudulent payments and settlements, particularly real-time payments. We could also incur losses from an unintentional or negligent failure to meet a professional obligation to specific clients, including fiduciary and suitability requirements, or from the nature or design of a product. These may include client, product and business practice risks such as product defects and unsuitability, market manipulation, insider trading, misleading or deceptive conduct, and inadequate or defective financial advice. While we have policies and processes to minimise the risk of human error and employee, contractor or external service provider misconduct, these policies and processes may not always be effective.

Fraudulent conduct can also emerge from external parties seeking to access the bank’s systems and customers’ accounts. If systems, procedures and protocols for managing and minimising fraud fail, or are ineffective, they could lead to loss which could adversely affect our business, prospects, reputation, financial performance, or financial condition.

Entities within the Group may be involved from time to time in legal proceedings arising from the conduct of their business. The Group’s material contingent liabilities are described in Note 10 to the financial statements. There is a risk that these contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

As a financial services organisation, Westpac is heavily reliant on the use of models in the conduct of its business. We are therefore exposed to model risk, being the risk of loss arising because of errors or inadequacies in a model, or in the control and use of the model.

Westpac relies on a number of suppliers, both in Australia and overseas, to provide services to it and its customers. Failure by these suppliers to deliver services as required could disrupt services and adversely impact Westpac’s operations, profitability or reputation.

Operational risks could impact on our operations or adversely affect demand for our products and services. Operational risks can directly impact our reputation and result in financial losses which would adversely affect our financial performance or financial condition.

For a discussion of our risk management procedures, including the management of operational risk, refer to the ‘Risk management’ section in our 2013 Annual Report.

We could suffer losses due to security breaches or technology failures

The reliability and security of our information and technology infrastructure are crucial in maintaining our banking applications and processes. There is a risk that our information and technology systems might fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control.

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INTERIM FINANCIAL REPORT 2014

DIRECTORS’ REPORT

The proliferation of new technologies, the increasing use of the internet and telecommunications to conduct financial transactions and the growing sophistication and activities of organised crime have resulted in increased information security risks for major financial institutions such as Westpac.

While Westpac has systems in place to detect and respond to cyberattacks, there can be no assurance that we will not suffer losses from cyberattacks or other information security breaches in the future.

Our operations rely on the secure processing, storage and transmission of information on our computer systems and networks, and the systems and networks of external suppliers. Although we implement significant measures to protect the security and confidentiality of our information, there is a risk that the computer systems, software and networks on which we rely may be subject to security breaches, unauthorised access, malicious software, external attacks or internal breaches that could have an adverse impact on our confidential information or that of our customers and counterparts. Any such security breach could result in regulatory enforcement actions, reputational damage and reduced operational effectiveness. Such events could subsequently adversely affect our business, prospects, financial performance or financial condition.

Our risk and exposure to such threats remains heightened because of the evolving nature of technology, Westpac’s prominence within the financial services industry and our plans to continue to improve and expand our internet and mobile banking infrastructure.

We continue to seek to strengthen and enhance our cybersecurity systems and investigate or remediate any information security vulnerabilities, investing additional resources as required to counter new and emerging threats as they continue to evolve.

Security breaches or cyberattacks on Westpac’s networks, systems or devices could result in the loss of customers and business opportunities, theft of intellectual property, significant disruption to Westpac’s operations and business, misappropriation of Westpac’s confidential information and/or that of our customers, damage to Westpac’s computers or systems and/or those of our customers, reputational damage and claims for compensation and regulatory investigations and penalties, which could adversely affect our business, prospects, financial performance, or financial condition.

Further, our ability to develop and deliver products and services to customers is dependent upon technology that requires periodic renewal. We are constantly managing technology projects including projects to consolidate technology platforms, simplify and enhance our technology and operations environment, improve productivity and provide for a better customer experience. Failure to implement these projects or manage associated change effectively could result in cost overruns, a failure to achieve anticipated productivity, operational instability or reputational damage. In turn, this could place us at a competitive disadvantage and adversely affect our financial performance.

We could suffer losses due to failures in risk management strategies

We have implemented risk management strategies and internal controls involving processes and procedures intended to identify, monitor and manage the risks to which we are subject, including liquidity risk, credit risk, market risk (such as interest rate, foreign exchange and equity risk), compliance risk, conduct risk and operational risk; all of which may impact the Group’s reputation.

However, there are inherent limitations with any risk management framework as there may exist, or emerge in the future, risks that we have not anticipated or identified.

If any of our risk management processes and procedures prove ineffective or inadequate or are otherwise not appropriately implemented, we could suffer unexpected losses and reputational damage which could adversely affect our business, prospects, financial performance or financial condition.

For a discussion of our risk management procedures, refer to the ‘Risk management’ section in our 2013 Annual Report.

We could suffer losses due to insurance risk

We have exposure to insurance risk in our life insurance and general insurance businesses, which may adversely affect our business, operations and financial condition.

Insurance risk is the risk of loss due to increases in policy benefits paid to customers arising from variations in the incidence or severity of insured events.

In the life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected.

In the general insurance business, insurance risk arises mainly through environmental factors (including floods and bushfires) and other calamities, such as earthquakes, tsunamis and volcanic activity, as well as general variability in home, contents, motor, travel and other insurance claim amounts. Further details on environmental risk factors are discussed below.

We could suffer losses due to environmental factors

We and our customers operate businesses and hold assets in a diverse range of geographic locations. Any significant environmental change or external event (including fire, storm, flood, earthquake or pandemic) in any of these locations has the potential to disrupt business activities, impact on our operations, damage property and otherwise affect the value of assets held in the affected locations and our ability to recover amounts owing to us. In addition, such an event could have an adverse impact on economic activity, consumer and investor confidence, or the levels of volatility in financial markets.

The risk of loss due to environmental factors is also relevant to our insurance business. The frequency and severity of external events such as natural disasters is difficult to predict and it is possible that the amounts we reserve for such events may not be adequate to cover actual claims that may arise, which could adversely affect our business, prospects, financial performance or financial condition.

Reputational damage could harm our business and prospects

Our ability to attract and retain customers and our prospects could be adversely affected if our reputation is damaged.

Reputation risk arises where there are differences between stakeholders’ current and emerging perceptions, beliefs and expectations and our current and planned activities, performance and behaviours.

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INTERIM FINANCIAL REPORT 2014

DIRECTORS’ REPORT

There are various potential sources of reputational damage, including failure to effectively manage risks in accordance with our risk management frameworks, potential conflicts of interest, pricing policies, failure to comply with legal and regulatory requirements, environmental, social and ethical issues, engagement and conduct of external suppliers, failure to comply with money laundering laws, trade sanctions and counter-terrorism finance legislation or privacy laws, litigation, failure of information security systems, improper sales and trading practices, failure to comply with personnel and supplier policies, improper conduct of companies in which we hold strategic investments, technology failures and security breaches. Our reputation could also be adversely affected by the actions of the financial services industry in general or from the actions of customers, suppliers and other counterparties.

Failure to appropriately address issues that could or do give rise to reputational risk could also impact the regulatory change agenda, give rise to additional legal risk, subject us to regulatory enforcement actions, fines and penalties, or remediation costs, or harm our reputation among customers, investors and the marketplace. This could lead to loss of business which could adversely affect our business, prospects, financial performance or financial condition.

We could suffer losses due to impairment to capitalised software, goodwill and other intangible assets that may adversely affect our business, operations and financial condition

In certain circumstances Westpac may be exposed to a reduction in the value of intangible assets. As at 31 March 2014, Westpac carried goodwill principally related to its investments in Australia, other intangible assets principally relating to assets recognised on acquisition of subsidiaries and capitalised software balances.

Westpac is required to assess the recoverability of the goodwill balances on at least an annual basis. For this purpose Westpac uses either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of part or all of the goodwill balances.

Capitalised software and other intangible assets are assessed for indicators of impairment at least annually or on indication of impairment. In the event that an asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, an impairment will be recorded, adversely impacting the Group’s financial condition.

We could suffer losses if we fail to syndicate or sell down underwritten securities

As a financial intermediary we underwrite listed and unlisted debt and equity securities. Underwriting activities include the development of solutions for corporate and institutional customers who need capital and investor customers who have an appetite for certain investment products. We may guarantee the pricing and placement of these facilities. We could suffer losses if we fail to syndicate or sell down our risk to other market participants. This risk is more pronounced in times of heightened market volatility.

Certain strategic decisions may have adverse effects on our business

Westpac, at times, evaluates and may undertake strategic decisions which may include business expansion. The expansion or integration of a new business can be complex and costly and may require Westpac to comply with additional local or foreign regulatory requirements which may carry additional risks. These decisions may, for a variety of reasons, not deliver the anticipated positive business results and could have a negative impact on our business, prospects, engagement with regulators, financial performance or financial condition.

AUDITOR’S INDEPENDENCE DECLARATION

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out on page 14 and forms part of this report.

ROUNDING OF AMOUNTS

ASIC Class Order 98/100 applies to Westpac and in accordance with that Class Order all amounts have been rounded to the nearest million dollars unless otherwise stated.

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INTERIM FINANCIAL REPORT 2014

DIRECTORS’ REPORT

RESPONSIBILITY STATEMENT

The Directors of Westpac Banking Corporation confirm that to the best of their knowledge:

(i)             the interim financial statements have been prepared in accordance with AASB 134 Interim Financial Reporting and are in compliance with IAS 34 Interim Financial Reporting issued by the International Accounting Standards Board; and

(ii)          the Directors’ Report includes a fair review of the information required by the Disclosure and Transparency Rules 4.2.7R of the United Kingdom Financial Conduct Authority.

Signed in accordance with a resolution of the Board of Directors.

Lindsay Maxsted Chairman	Gail Kelly Managing Director and Chief Executive Officer

Sydney, Australia
5 May 2014

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INTERIM FINANCIAL REPORT 2014

DIRECTORS’ REPORT

AUDITOR’S INDEPENDENCE DECLARATION

As lead auditor for the review of Westpac Banking Corporation for the half year ended 31 March 2014, I declare that to the best of my knowledge and belief, there have been:

(i)     no contraventions of the auditor independence requirements of the Corporations Act 2001 in relation to the review; and

(ii)    no contraventions of any applicable code of professional conduct in relation to the review.

This declaration is in respect of Westpac Banking Corporation and the entities it controlled during the period.

Michael Codling Partner PricewaterhouseCoopers	Sydney 5 May 2014

PricewaterhouseCoopers, ABN 52 780 433 757

Darling Park Tower 2, 201 Sussex Street, GPO BOX 2650, SYDNEY NSW 1171

DX 77 Sydney, Australia

T +61 2 8266 0000, F +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

14

INTERIM FINANCIAL REPORT 2014

CONSOLIDATED FINANCIAL STATEMENTS

3

CONSOLIDATED INCOME STATEMENT for the half year ended 31 March 2014

Westpac Banking Corporation and its controlled entities

		Half Year Ended
		31 March	30 September [1]	31 March [1]
		2014	2013	2013
	Note	$m	$m	$m
Interest income		15,864	16,145	16,864
Interest expense		(9,225)	(9,616)	(10,572)
Net interest income		6,639	6,529	6,292
Non-interest income	2	3,151	2,896	2,878
Net operating income before operating expenses and impairment charges		9,790	9,425	9,170
Operating expenses	3	(4,195)	(4,043)	(3,933)
Impairment charges		(341)	(409)	(438)
Profit before income tax		5,254	4,973	4,799
Income tax expense	4	(1,595)	(1,470)	(1,477)
Net profit for the period		3,659	3,503	3,322
Net profit attributable to non-controlling interests		(37)	(39)	(35)
Net profit attributable to owners of Westpac Banking Corporation		3,622	3,464	3,287
Earnings per share (cents)
Basic	6	116.8	111.9	106.5
Diluted	6	114.5	109.0	104.2

[1]

Prior period comparatives have been restated for the effects of new and amended Accounting Standards that are effective this period. Refer to ‘Summary of quantitative impacts’ in Note 1 for further details.

The above consolidated income statement should be read in conjunction with the accompanying notes.

15

INTERIM FINANCIAL REPORT 2014

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME for the half year ended 31 March 2014

Westpac Banking Corporation and its controlled entities

	Half Year Ended
	31 March	30 September [1]	31 March [1]
	2014	2013	2013
	$m	$m	$m
Net profit for the period	3,659	3,503	3,322
Other comprehensive income:
Items that may be reclassified subsequently to profit or loss
Gains/(losses) on available-for-sale securities:
Recognised in equity	180	97	(40)
Transferred to income statement	(67)	(76)	(28)
Gains/(losses) on cash flow hedging instruments[2]
Recognised in equity	(122)	283	(334)
Transferred to income statement	(110)	(117)	(117)
Exchange differences on translation of foreign operations	(4)	129	(15)
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	(34)	(7)	22
Cash flow hedging reserve	71	(51)	136
Foreign currency translation reserve	-	(11)	-
Items that will not be reclassified subsequently to profit or loss
Own credit adjustment on financial liabilities designated at fair value	(14)	44	-
Remeasurement of defined benefit obligation recognised in equity (net of tax)	38	146	101
Other comprehensive income for the period (net of tax)	(62)	437	(275)
Total comprehensive income for the period	3,597	3,940	3,047
Attributable to:
Owners of Westpac Banking Corporation	3,560	3,901	3,012
Non-controlling interests	37	39	35
Total comprehensive income for the period	3,597	3,940	3,047

[1]

Prior period comparatives have been restated for the effects of new and amended Accounting Standards that are effective this period. Refer to ‘Summary of quantitative impacts’ in Note 1 for further details.

[2]	The 31 March 2013 comparatives have been revised to align with current presentation which separately discloses amounts recognised in equity and transferred to income statements.

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

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INTERIM FINANCIAL REPORT 2014

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET as at 31 March 2014

Westpac Banking Corporation and its controlled entities

		As At
		31 March	30 September	[1]	31 March	[1]
		2014	2013		2013
	Note	$m	$m		$m
Assets
Cash and balances with central banks		16,375	11,699		6,600
Receivables due from other financial institutions		8,744	11,210		12,580
Trading securities		43,420	46,330		46,346
Other financial assets designated at fair value		2,787	2,759		2,543
Derivative financial instruments		26,207	28,356		29,323
Available-for-sale securities		33,185	30,011		27,775
Loans – housing and personal		398,643	382,702		371,880
Loans – business		165,926	153,462		149,250
Life insurance assets		12,841	13,149		12,895
Regulatory deposits with central banks overseas		1,575	1,571		1,529
Property, plant and equipment		1,294	1,174		1,084
Deferred tax assets		1,395	1,773		1,855
Goodwill and other intangible assets		12,683	12,341		12,108
Other assets		4,300	4,560		6,110
Total assets		729,375	701,097		681,878
Liabilities
Payables due to other financial institutions		15,211	8,836		8,043
Deposits and other borrowings		437,405	424,482		403,406
Financial liabilities at fair value through income statement		15,077	10,302		8,833
Derivative financial instruments		31,330	32,990		34,081
Debt issues		150,098	144,133		144,303
Current tax liabilities		430	895		523
Life insurance liabilities		11,594	11,938		11,794
Provisions		1,364	1,576		1,391
Deferred tax liabilities		27	22		22
Other liabilities		8,488	9,056		11,365
Total liabilities excluding loan capital		671,024	644,230		623,761
Loan capital		10,320	9,330		10,880
Total liabilities		681,344	653,560		634,641
Net assets		48,031	47,537		47,237
Shareholders’ equity
Share capital:
Ordinary share capital		26,954	27,021		26,879
Treasury shares and RSP treasury shares		(305)	(253)		(254)
Reserves		960	953		657
Retained profits		19,556	18,953		17,978
Total equity attributable to owners of Westpac Banking Corporation		47,165	46,674		45,260
Non-controlling interests		866	863		1,977
Total shareholders’ equity and non-controlling interests		48,031	47,537		47,237
Contingent liabilities, contingent assets and credit commitments	10

[1]

Prior period comparatives have been restated for the effects of new and amended Accounting Standards that are effective this period. Refer to ‘Summary of quantitative impacts’ in Note 1 for further details.

The above consolidated balance sheet should be read in conjunction with the accompanying notes.

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INTERIM FINANCIAL REPORT 2014

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY for the half year ended 31 March 2014

Westpac Banking Corporation and its controlled entities

		Half Year Ended
		31 March	30 September[1]	31 March[1]
		2014	2013	2013
	Note	$m	$m	$m
Share capital
Balance as at beginning of period		26,768	26,625	26,163
Shares issued:
Dividend reinvestment plan	7	-	-	531
Exercise of employee share options and rights	7	25	74	50
Redemption of Westpac SPS		-	173	-
Shares purchased for delivery upon exercise of options and share rights (net of tax)		(65)	(105)	(57)
Shares purchased for delivery of employee share plan		(27)	-	-
Acquisition of RSP treasury shares		(59)	-	(68)
Disposal/(acquisition) of other treasury shares		7	1	6
Balance as at period end		26,649	26,768	26,625
Available-for-sale securities reserve
Balance as at beginning of period		12	(2)	44
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value		180	97	(40)
Income tax effect		(54)	(30)	13
Transferred to income statements		(67)	(76)	(28)
Income tax effect		20	23	9
Balance as at period end		91	12	(2)
Share-based payment reserve
Balance as at beginning of period		920	868	790
Current period movement due to transactions with employees		90	52	78
Balance as at period end		1,010	920	868
Cash flow hedging reserve[2]
Balance as at beginning of period		271	156	471
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value		(122)	283	(334)
Income tax effect		38	(87)	101
Transferred to income statements		(110)	(117)	(117)
Income tax effect		33	36	35
Balance as at period end		110	271	156
Foreign currency translation reserve
Balance as at beginning of period		(251)	(369)	(354)
Current period movement due to changes in other comprehensive income:
Exchange differences on translation of foreign operations		(4)	129	(15)
Tax on foreign currency translation adjustment		-	(11)	-
Balance as at period end		(255)	(251)	(369)
Other reserves
Balance as at beginning of period		1	4	7
Transactions with owners		3	(3)	(3)
Balance as at period end		4	1	4
Total reserves		960	953	657
Movements in retained profits were as follows
Balance as at beginning of period		18,953	17,978	17,174
Current period movement due to changes in comprehensive income:
Profit attributable to owners of Westpac Banking Corporation		3,622	3,464	3,287
Own credit adjustment on financial liabilities designated at fair value		(14)	44	-
Remeasurement of defined benefit obligation recognised in equity (net of tax)		38	146	101
Transactions with owners:
Final dividend paid	5	(2,733)	-	(2,584)
Interim dividend paid	5	-	(2,665)	-
Special dividend paid	5	(310)	(310)	-
Realised gain on redemption of 2003 TPS		-	296	-
Balance as at period end		19,556	18,953	17,978
Total comprehensive income attributable to owners of Westpac Banking Corporation		3,560	3,901	3,012
Total comprehensive income attributable to non-controlling interests		37	39	35
Total comprehensive income for the period		3,597	3,940	3,047

1              Prior period comparatives have been restated for the effects of new and amended Accounting Standards that are effective this period. Refer to ‘Summary of quantitative impacts’ in Note 1 for further details.

2              The 31 March 2013 comparatives have been revised to align with current presentation which separately discloses amounts recognised in equity and transferred to income statements.

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

18

INTERIM FINANCIAL REPORT 2014

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED CASH FLOW STATEMENT for the half year ended 31 March 2014

Westpac Banking Corporation and its controlled entities

		Half Year Ended
		31 March	30 September	31 March[1]
		2014	2013	2013
	Note	$m	$m	$m
Cash flows from operating activities
Interest received		15,745	16,310	16,738
Interest paid		(9,263)	(9,765)	(10,755)
Dividends received excluding life business		5	6	4
Other non-interest income received		2,770	4,101	2,517
Operating expenses paid		(4,276)	(3,379)	(3,338)
Income tax paid excluding life business		(1,581)	(1,182)	(1,509)
Life business:
Receipts from policyholders and customers		765	909	850
Interest and other items of similar nature		30	23	22
Dividends received		92	192	109
Payments to policyholders and suppliers		(844)	(1,023)	(889)
Income tax paid		(59)	(72)	(37)
Cash flows from operating activities before changes in operating assets and liabilities		3,384	6,120	3,712
Net (increase)/decrease in:
Trading and other financial assets designated at fair value		3,593	622	(941)
Loans		(17,678)	(8,793)	(6,874)
Due from other financial institutions		2,468	1,853	(2,364)
Life insurance assets and liabilities		(21)	(86)	(68)
Regulatory deposits with central banks overseas		(6)	120	369
Derivative financial instruments		937	9,747	(621)
Net increase/(decrease) in:
Financial liabilities at fair value through income statement		4,840	1,401	(1,135)
Deposits and other borrowings		10,253	13,993	8,162
Due to other financial institutions		6,199	(100)	463
Net cash provided by/(used in) operating activities	11	13,969	24,877	703
Cash flows from investing activities
Proceeds from available-for-sale securities		3,535	2,008	3,035
Purchase of available-for-sale securities		(6,751)	(4,679)	(7,123)
Purchase of intangible assets		(358)	(452)	(286)
Purchase of property, plant and equipment		(157)	(226)	(78)
Proceeds from disposal of property, plant and equipment		5	1	6
Purchase of controlled entities, net of cash acquired	11	(7,744)	-	-
Net cash used in investing activities		(11,470)	(3,348)	(4,446)
Cash flows from financing activities
Issue of loan capital (net of issue costs)		998	592	1,366
Redemption of loan capital		(23)	(2,244)	-
Net increase/(decrease) in debt issues		4,004	(13,013)	(992)
Proceeds from exercise of employee options		25	74	50
Purchase of shares on exercise of employee options and rights		(73)	(114)	(60)
Shares purchased for delivery of employee share plan		(27)	-	-
Purchase of RSP treasury shares		(59)	-	(68)
Net sale/(purchase) of other treasury shares		7	1	6
Payment of dividends		(3,043)	(2,975)	(2,053)
Payment of distributions to non-controlling interests		(31)	(22)	(28)
Redemption of 2003 Trust Preferred Securities		-	(805)	-
Net cash provided by financing activities		1,778	(18,506)	(1,779)
Net increase/(decrease) in cash and cash equivalents		4,277	3,023	(5,522)
Effect of exchange rate changes on cash and cash equivalents		399	2,076	(401)
Cash and cash equivalents as at the beginning of the period		11,699	6,600	12,523
Cash and cash equivalents as at the end of the period		16,375	11,699	6,600

1              The 31 March 2013 comparatives have been revised to align with current presentation. Certain cash flows have been reclassified between operating activities, investing activities and financing activities. The reclassification had no impact on the reported net increase/decrease in cash and cash equivalents.

The above consolidated cash flow statement should be read in conjunction with the accompanying notes.

Details of the reconciliation of net cash provided by operating activities to net profit attributable to owners of Westpac Banking Corporation are provided in Note 11.

19

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PREPARATION OF INTERIM FINANCIAL REPORT

This general purpose interim financial report for the half year ended 31 March 2014 has been prepared in accordance with Australian Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Act 2001.

The interim financial report does not include all the notes of the type normally included in an annual financial report. Accordingly, this interim report is to be read in conjunction with the annual report for the year ended 30 September 2013 and any relevant public announcements made by Westpac during the interim reporting period in accordance with the continuous disclosure requirements of the Corporations Act 2001 and the ASX Listing Rules.

The interim financial report complies with current Australian Accounting Standards (AAS) as they relate to interim financial reports.

The accounting policies and methods of computation adopted in this interim financial report are the same as those in the previous financial year and corresponding interim reporting period, unless specifically noted. Comparative information has been revised where appropriate to enhance comparability.

The interim financial report also complies with International Accounting Standard IAS 34 Interim Financial Reporting as issued by the International Accounting Standards Board.

The interim financial report was authorised for issue by the Board of Directors on 5 May 2014.

ASIC Class Order 98/100 applies to Westpac, and in accordance with that Class Order all amounts have been rounded to the nearest million dollars unless otherwise stated.

Critical accounting estimates and significant judgments

In preparing the interim financial report, the application of the Group’s accounting policies requires the use of judgments, estimates and assumptions. Should different assumptions or estimates be applied, the resulting values would change, impacting the net assets and income of the Group.

The areas of judgment, estimates and assumptions in the interim financial report, including the key sources of estimation uncertainty, are consistent with those in the annual financial report for the year ended 30 September 2013.

Amendments to Accounting Standards that are effective this period

The following standards, interpretations and amendments have been adopted in the 2014 financial year as a result of the new and revised accounting standards which became operative for the annual reporting period commencing 1 October 2013:

▪          AASB 10 Consolidated Financial Statements, AASB 11 Joint Arrangements and AASB 12 Disclosure of Interests in Other Entities

AASB 10 was applied by the Group from 1 October 2013 and replaces the guidance on control and consolidation in AASB 127 Consolidated and Separate Financial Statements and in Interpretation 112 Consolidation — Special Purpose Entities. Under the new principles, the Parent Entity controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.

The Group has reviewed its investments in other entities to assess whether the consolidation conclusion in relation to these entities is different under AASB 10 than under AASB 127 and Interpretation 112.

In accordance with the transitional provisions of AASB 10, the Group has consolidated a number of funds managed by the Group for the first time. The impact on individual line items in the financial statements is summarised under ‘Summary of quantitative impacts’.

Under AASB 11 investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations each investor has, rather than the legal structure of the joint arrangement. The initial application of AASB 11 has not resulted in any material impact to the Group.

AASB 12 sets out disclosures for interests in entities that are subsidiaries, associates, joint ventures and unconsolidated structured entities. The application of AASB 12 will not affect any of the amounts recognised in the financial statements however it will require additional disclosure of interests in these entities in the financial report for the year ending 30 September 2014. AASB 2012-10 provides relief from disclosing comparatives for interests in unconsolidated structured entities when AASB 12 is applied for the first time.

▪          AASB 119 Employee Benefits

The amended AASB 119 was applied by the Group from 1 October 2013 and resulted in two changes to the Group’s accounting policy which affected items recognised in the financial statements:

-           the replacement of the expected return on plan assets and separate interest expense with a net interest amount. As a result the net defined benefit expense in the income statement is higher with an equal and opposite change to the amount that is recognised as re-measurement in other comprehensive income. The net impact on total comprehensive income is nil and there is no adjustment to the amounts recognised in the balance sheet from this change.

-           the discount rate used in calculating defined benefit liability relating to active members no longer includes an investment tax adjustment. This resulted in a one-off decrease in defined benefit liability recognised through retained earnings.

The impact on these adjustments on individual line items in the financial statements is summarised under ‘Summary of quantitative impacts’.

▪          AASB 9 Financial Instruments

AASB 9 was issued by the Australian Accounting Standards Board in December 2009. Unless early adopted the standard is effective for the 30 September 2018 financial year end.

20

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PREPARATION OF INTERIM FINANCIAL REPORT (CONTINUED)

The Group has early adopted the part of the standard which requires the recognition of the change in the portion of the fair value of financial liabilities designated at fair value which is attributable to Westpac’s own credit risk in other comprehensive income except where it would create an accounting mismatch. Where an accounting mismatch occurs, all changes in fair value are recognised in the income statement.

The impact of the change on individual line items in the financial statements is summarised in the section ‘Summary of quantitative impacts’.

▪          AASB 13 Fair Value

AASB 13 provides a single unified definition of fair value and a framework for measuring and disclosing fair value. In accordance with the transitional provisions, AASB 13 was applied prospectively from 1 October 2013 and the Group has not provided any comparative information for new disclosures. The application of AASB 13 in the current period has not had a material impact on the financial position nor performance of the Group, however has resulted in additional fair value disclosures provided in Note 8.

▪          AASB 2012-2 Amendments to Australian Accounting Standards — Disclosures — Offsetting Financial Assets and Financial Liabilities

AASB 2012-2 requires additional disclosures of enforceable master netting arrangements and their effect, even if assets and liabilities are not offset on the statement of financial position.

The application of AASB 2012-2 has not affected any of the amounts recognised in the financial statements, however will increase disclosure of certain netting arrangements in the financial report for the year ending 30 September 2014. AASB 2012-2 will be applied retrospectively.

▪          AASB 2011-4 Amendments to Australian Accounting Standards to Remove Individual Key Management Personnel Disclosure Requirements

The amendments remove all the individual key management personnel (KMP) disclosures in AASB 124 Related Party Disclosures that were specific to Australian entities. These disclosures will be required to be included in the remuneration report for the year ending 30 September 2014.

Changes to accounting policies

The following accounting policies have been revised as a result of the amendments to standards, interpretations and amendments described above:

Principles of consolidation

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries controlled by the Parent Entity and the results of all subsidiaries. The effects of all transactions between entities in the Group are eliminated. Control exists when the Parent Entity has the power to direct the relevant activities of the entity, exposure to significant variable returns and the ability to utilise its power to affect the Group’s own return. The definition of control is based on the substance rather than the legal form of an arrangement and is continuously assessed.

Subsidiaries are fully consolidated from the date on which control commences and they are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries.

Changes in the Group’s ownership interest in a subsidiary after control is obtained which do not result in a loss of control are accounted for as transactions with equity holders in their capacity as equity holders. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the consideration paid or received is recognised directly in equity.

When the Group ceases to control a subsidiary any retained interest in the entity is remeasured to its fair value, with any resulting gain or loss recognised in the income statement.

The interest of non-controlling shareholders is stated at their proportion of the net profit and net assets of a subsidiary attributable to equity interests that are not owned, directly or indirectly, by Westpac.

Financial liabilities: debt issues

These are bonds, notes, commercial paper and debentures that have been issued by entities in the Westpac Group. Debt issues are measured either at fair value or at amortised cost using the effective interest rate method.

The change in the portion of the fair value for debt issues measured at fair value which is attributable to Westpac’s own credit risk is recognised in other comprehensive income except where it would create an accounting mismatch. The change in fair value that is not attributable to Westpac’s credit risk is recognised through the income statement. If an accounting mismatch exists, debt issues are measured at fair value through profit or loss including the impacts of own credit.

Superannuation obligations

Obligations for contributions to the defined contribution superannuation plan are recognised as an expense in the income statement as incurred.

The asset or liability recognised in the balance sheet in respect of the defined benefit superannuation plan is the present value of the defined benefit obligation as at the reporting date less the fair value of the plan’s assets. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using interest rates of government bonds that have terms to maturity approximating to the terms of the related superannuation liability. The discount rate used is a pre-tax discount rate.

The superannuation expense relating to the defined benefit superannuation plan is comprised of service cost (including current and past service cost and gains and losses on curtailments and settlements), net interest expense (income) and remeasurements (including actuarial gains and losses and the difference between the interest income and the return on plan assets).

21

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PREPARATION OF INTERIM FINANCIAL REPORT (CONTINUED)

The Group determines the net interest expense (income) on the net defined benefit liability (asset) by applying the discount rate used to measure the defined benefit obligation at the beginning of the reporting period adjusted for changes in the net defined benefit liability (asset) due to contribution and benefit payments. The net interest expense (income) and service costs are recognised in the income statement. Remeasurements are recognised in other comprehensive income.

The calculation is performed at least annually by an independent qualified actuary using the projected unit credit method.

The actuarial valuation of plan obligations is dependent upon a series of assumptions, the key ones being price inflation, salaries growth, mortality, morbidity and discount rate assumptions. Different assumptions could significantly alter the amount of difference between plan assets and obligations, and the superannuation expense charged to the income statement.

Actuarial gains and losses related to the defined benefit superannuation plan are recorded directly in retained earnings. The net surplus or deficit that arises within the plan is recognised and disclosed separately in other assets and other liabilities as appropriate.

Summary of quantitative impacts

The following tables summarise the impacts of the above changes to accounting policies on the Group’s financial statements. Line items that were not affected by the change are not disclosed. As a result, the sub-totals and totals disclosed cannot be recalculated from the numbers provided.

Consolidated income statements

				Half Year			Half Year
	Half Year			30 Sep	Half Year		31 Mar
	30 Sep	Change		2013	31 Mar	Change	2013
	2013	AASB 9	AASB 119	Restated	2013	AASB 119	Restated
	$m	$m	$m	$m	$m	$m	$m

Interest expense	(9,572)	(44)	-	(9,616)	(10,572)	-	(10,572)
Net interest income	6,573	(44)	-	6,529	6,292	-	6,292
Net operating income before operating expenses and impairment charges	9,469	(44)	-	9,425	9,170	-	9,170
Operating expenses	(4,018)	-	(25)	(4,043)	(3,909)	(24)	(3,933)
Profit before income tax	5,042	(44)	(25)	4,973	4,823	(24)	4,799
Income tax expense	(1,491)	13	8	(1,470)	(1,484)	7	(1,477)
Net profit for the period	3,551	(31)	(17)	3,503	3,339	(17)	3,322
Net profit attributable to owners of Westpac Banking Corporation	3,512	(31)	(17)	3,464	3,304	(17)	3,287
Earnings per share (cents)
Basic	113.4	(1.0)	(0.5)	111.9	107.0	(0.5)	106.5
Diluted	110.5	(1.0)	(0.5)	109.0	104.7	(0.5)	104.2

Consolidated statement of other comprehensive income

				Half Year			Half Year
	Half Year			30 Sep	Half Year		31 Mar
	30 Sep	Change		2013	31 Mar	Change	2013
	2013	AASB 9	AASB 119	Restated	2013	AASB 119	Restated
	$m	$m	$m	$m	$m	$m	$m

Net profit for the period	3,551	(31)	(17)	3,503	3,339	(17)	3,322
Other comprehensive income
Items that will not be reclassified subsequently to profit or loss
Own credit adjustment on financial liabilities designated at fair value	-	44	-	44	-	-	-
Remeasurement of defined benefit obligation recognised in equity (net of tax)	129	-	17	146	87	14	101
Other comprehensive income for the period (net of tax)	376	44	17	437	(289)	14	(275)
Total comprehensive income for the period	3,927	13	-	3,940	3,050	(3)	3,047
Attributable to:
Owners of Westpac Banking Corporation	3,888	13	-	3,901	3,015	(3)	3,012
Total comprehensive income for the period	3,927	13	-	3,940	3,050	(3)	3,047

22

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PREPARATION OF INTERIM FINANCIAL REPORT (CONTINUED)

Consolidated balance sheet

					30 Sep				31 Mar				1 Oct
	30 Sep		Change		2013	31 Mar	Change		2013	1 Oct	Change		2012
	2013	AASB 9	AASB 10	AASB 119	Restated	2013	AASB 10	AASB 119	Restated	2012	AASB 10	AASB 119	Restated
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Assets
Life insurance assets	8,637	-	4,512	-	13,149	8,508	4,387	-	12,895	8,240	3,667	-	11,907
Deferred tax assets	1,791	-	-	(18)	1,773	1,873	-	(18)	1,855	2,176	-	(20)	2,156
Total assets	696,603	-	4,512	(18)	701,097	677,509	4,387	(18)	681,878	674,965	3,667	(20)	678,612
Liabilities
Current tax liabilities	908	(13)	-	-	895	523	-	-	523	1,022	-	-	1,022
Life insurance liabilities	7,426	-	4,512	-	11,938	7,407	4,387	-	11,794	7,208	3,667	-	10,875
Other liabilities	9,117	-	-	(61)	9,056	11,426	-	(61)	11,365	9,710	-	(66)	9,644
Total liabilities excluding loan capital	639,792	(13)	4,512	(61)	644,230	619,435	4,387	(61)	623,761	619,209	3,667	(66)	622,810
Total liabilities	649,122	(13)	4,512	(61)	653,560	630,315	4,387	(61)	634,641	628,746	3,667	(66)	632,347
Net assets	47,481	13	-	43	47,537	47,194	-	43	47,237	46,219	-	46	46,265
Shareholders’ equity
Share capital:
Retained profits	18,897	13	-	43	18,953	17,935	-	43	17,978	17,128	-	46	17,174
Total equity attributable to owners of Westpac Banking Corporation	46,618	13	-	43	46,674	45,217	-	43	45,260	44,249	-	46	44,295
Total shareholders’ equity and non-controlling interests	47,481	13	-	43	47,537	47,194	-	43	47,237	46,219	-	46	46,265

Consolidated statement of changes in equity

				30 Sep			31 Mar
	30 Sep	Change		2013	31 Mar	Change	2013
	2013	AASB 9	AASB 119	Restated	2013	AASB 119	Restated
	$m	$m	$m	$m	$m	$m	$m
Share capital
Movements in retained profits
Balance as at beginning of the period	17,935	-	43	17,978	17,128	46	17,174
Current period movement due to changes in other comprehensive income:
Profit attributable to owners of Westpac Banking Corporation	3,512	(31)	(17)	3,464	3,304	(17)	3,287
Own credit adjustment on financial liabilities designated at fair value	-	44	-	44	-	-	-
Remeasurement of defined benefit obligation recognised in equity (net of tax)	129	-	17	146	87	14	101
Balance as at end of the period	18,897	13	43	18,953	17,935	43	17,978
Total comprehensive income attributable to owners of Westpac Banking Corporation	3,888	13	-	3,901	3,015	(3)	3,012
Total comprehensive income for the period	3,927	13	-	3,940	3,050	(3)	3,047

Future developments in accounting standards

The following new standards and interpretations which may have a material impact on the Group have been issued, but are not yet effective and have not been early adopted by the Group:

AASB 9 Financial Instruments was issued by the Australian Accounting Standards Board in December 2009. Unless early adopted the standard is effective for the 30 September 2018 financial year end. The major changes under the standard are:

▪          replaces the multiple classification and measurement models in AASB 139 Financial Instruments: Recognition and Measurement with a single model that has two classification categories: amortised cost and fair value;

▪          a financial asset is measured at amortised cost if two criteria are met: a) the objective of the business model is to hold the financial asset for the collection of the contractual cash flows, and b) the contractual cash flows under the instrument solely represent the payment of principal and interest;

▪          if a financial asset is eligible for amortised cost measurement, an entity can elect to measure it at fair value if it eliminates or significantly reduces an accounting mismatch;

▪          there will be no separation of an embedded derivative where the instrument is a financial asset;

▪          equity instruments must be measured at fair value, however an entity can elect on initial recognition to present the fair value changes on non-trading equity investments directly in other comprehensive income. There is no subsequent recycling of fair value gains and losses to profit or loss; however dividends from such investments will continue to be recognised in profit or loss;

23

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PREPARATION OF INTERIM FINANCIAL REPORT (CONTINUED)

▪          if an entity holds an investment in asset-backed securities (ABS) it must determine the classification of that investment by looking through to the underlying assets and assess the credit quality of the investment compared with the underlying portfolio of assets. If an entity is unable to look through to the underlying assets, then the investment must be measured at fair value;

▪          the portion of a change of fair value relating to the entity’s own credit risk for financial liabilities measured at fair value is presented in other comprehensive income, except where it would create an accounting mismatch. If such a mismatch is created or enlarged, all changes in fair value (including the effects of changes in the credit risk) is recognised in profit or loss. The Group early adopted this amendment from 1 October 2013; and

▪          aligns hedge accounting more closely with risk management activities by increasing the eligibility of both hedged items and hedging instruments and introducing a more principles-based approach to assessing hedge effectiveness.

The IASB is still considering limited amendments to the classification and measurement requirements of AASB 9 and is working on finalising the new expected credit loss impairment model. It also has a separate active project on accounting for macro hedging which it continues to work on.

As a result of the issuance and reissuance of AASB 9, two further standards have been issued by the AASB which give effect to consequential changes to a number of Australian Accounting Standards and Interpretations. These standards are AASB 2009-11 Amendments to Australian Accounting Standards arising from AASB 9 which was issued in December 2009 and AASB 2010-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2010) which was issued in December 2010. These standards will be applicable when AASB 9 is adopted by the Group.

AASB 9 will impact the classification and measurement of the Group’s financial instruments when the remainder of the standard is adopted.

AASB 2012-3 Amendments to Australian Accounting Standards — Offsetting Financial Assets and Financial Liabilities was issued in June 2012 and will be effective for the 30 September 2015 financial year end. The amendment provides application guidance to address inconsistencies in the application of the offsetting criteria provided in AASB 132 Financial Instruments: Presentation, including clarifying the meaning of current legal enforceable right of set-off is legally enforceable in all circumstances and that some gross settlement systems (such as through a clearing house) may be considered as the equivalent to net settlement. The amendment is not expected to have a material impact on the Group.

NOTE 2. NON-INTEREST INCOME

	Half Year Ended
	31 March	30 September	31 March
	2014	2013	2013
	$m	$m	$m
Fees and commissions	1,458	1,393	1,330
Wealth management and insurance income	1,102	1,026	918
Trading income	546	552	517
Other income	45	(75)	113
Non-interest income	3,151	2,896	2,878

NOTE 3. OPERATING EXPENSES

	Half Year Ended
	31 March	30 September	31 March
	2014	2013	2013
	$m	$m	$m
Salaries and other staff expenses	2,351	2,176	2,160
Equipment and occupancy expenses	692	710	660
Other expenses	1,152	1,157	1,113
Operating expenses	4,195	4,043	3,933

24

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INCOME TAX

The income tax expense for the half year is reconciled to the profit before income tax as follows:

	Half Year Ended
	31 March	30 September	31 March
	2014	2013	2013
	$m	$m	$m
Profit before income tax	5,254	4,973	4,799
Prima facie income tax based on the Australian company tax rate of 30%	1,576	1,492	1,440
The effect of amounts which are not deductible/(assessable) in calculating taxable income
Change in tax rate[1]	1	(2)	-
Rebateable and exempt dividends	3	(2)	-
Life insurance:
Tax adjustment on policy holders earnings[2]	3	11	13
Adjustment for life business tax rates	(4)	(3)	(5)
Hybrid capital distributions[3]	16	17	9
Other non-assessable items	(12)	(6)	(12)
Other non-deductible items	24	12	25
Adjustment for overseas tax rates	(10)	5	(5)
Income tax under/(over) provided in prior years	(1)	(10)	3
Other items	(1)	(44)	9
Total income tax expense in the income statement	1,595	1,470	1,477

1              During 2014 the company tax rate in the UK reduced from 23% to 21%. The impact of this change has been taken into account in the measurement of deferred tax at the end of the reporting period. The impact of the change in the UK tax rates from 24% to 23% was included in 2013.

2              In accordance with the requirements of AASB 1038, tax expense for 31 March 2014 includes a $5 million tax expense on policyholders’ investment earnings (30 September 2013: $16 million tax expense, 31 March 2013: $19 million tax expense) of which $2 million is a prima facie tax expense (30 September 2013: $5 million tax expense, 31 March 2013: $6 million tax expense) and the balance of $3 million tax expense (30 September 2013: $11 million tax expense, 31 March 2013: $13 million tax expense) is shown here.

3              Reflects distributions on Westpac Convertible Preference Shares and Westpac Capital Notes which are not tax deductible.

NOTE 5. DIVIDENDS

	Half Year Ended
	31 March	30 September	31 March
	2014	2013	2013
	$m	$m	$m
Recognised amounts
Ordinary dividends
2013 final dividend paid 88 cents per share (2012: 84 cents per share) both fully franked at 30%	2,733	-	2,584
2013 interim dividend paid 86 cents per share fully franked at 30%	-	2,665	-
Total ordinary dividends	2,733	2,665	2,584
Special dividends
Special dividend paid 10 cents per share determined 4 November 2013 fully franked at 30%	310	-	-
Special dividend paid 10 cents per share determined 3 May 2013 fully franked at 30%	-	310	-
Total special dividends	310	310	-
Unrecognised amounts
Since the end of the period the directors have recommended the payment of the following dividends on ordinary shares:
Ordinary dividends 90 cents per share (30 September 2013: 88 cents per share, 31 March 2013: 86 cents per share) all fully franked at 30%	2,788	2,733	2,665
Special dividend: nil (30 September 2013: 10 cents, 31 March 2013: 10 cents) all fully franked at 30%	-	310	310
Total unrecognised amounts	2,788	3,043	2,975

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INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the net profit attributable to owners of Westpac by the weighted average number of ordinary shares on issue during the period, excluding the number of ordinary shares purchased by the Group and held as Treasury shares. Diluted earnings per share is calculated by adjusting the earnings and the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares.

	Half Year Ended
	31 March		30 September		31 March
	2014		2013		2013
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit attributable to owners of Westpac Banking Corporation	3,622	3,622	3,464	3,464	3,287	3,287
RSP treasury shares distributions[1]	(4)	-	(7)	-	(5)	-
2004 TPS distributions	-	10	-	11	-	9
Westpac SPS distributions	-	-	-	12	-	14
Westpac SPS II distributions	-	14	-	15	-	15
Westpac CPS dividends	-	24	-	26	-	27
Westpac CN dividends	-	28	-	26	-	4
Net profit attributable to owners of Westpac Banking Corporation adjusted for the effect of dilution	3,618	3,698	3,457	3,554	3,282	3,356
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	3,109	3,109	3,104	3,104	3,096	3,096
Effect of own shares held	(11)	(11)	(14)	(14)	(13)	(13)
Potential dilutive adjustment:
Exercise of options and share rights and vesting of restricted shares	-	12	-	14	-	13
Conversion of 2004 TPS	-	17	-	17	-	16
Conversion of Westpac SPS	-	-	-	31	-	34
Conversion of Westpac SPS II	-	27	-	28	-	30
Conversion of Westpac CPS	-	35	-	37	-	39
Conversion of Westpac CN	-	41	-	43	-	6
Total weighted average number of ordinary shares	3,098	3,230	3,090	3,260	3,083	3,221
Earnings per ordinary share (cents)	116.8	114.5	111.9	109.0	106.5	104.2

1

While the equity granted to employees remains unvested, RSP treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding. Despite the shares being unvested, employees are entitled to dividends and to voting rights on the shares. Consequently, a portion of the profit for the period is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

During the half year ended 31 March 2014, 2,233,047 (30 September 2013: 3,485,223, 31 March 2013: 3,273,917) options and share rights were satisfied by purchasing existing shares. At 31 March 2014, 7,461,829 (30 September 2013: 8,447,581, 31 March 2013: 11,979,065) options and share rights were outstanding. The diluted earnings per share calculation includes that portion of these options and share rights assumed to be issued for nil consideration, weighted with reference to the date of conversion.

In determining diluted earnings per share, options with an exercise price (including the grant date fair value that will be expensed in future periods) greater than the average Westpac share price over the period have not been included, as these are not considered dilutive.

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INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SHARE CAPITAL

The total number of ordinary shares on issue as at 31 March 2014 by Westpac Banking Corporation was 3,109,048,309 (30 September 2013: 3,109,048,309, 31 March 2013: 3,103,729,084), of which 6,413,486 ordinary shares are Restricted Share Plan (RSP) treasury shares (30 September 2013:7,855,661, 31 March 2013: 8,101,252) and 5,167,593 ordinary shares are other treasury shares (30 September 2013: 5,422,506, 31 March 2013: 5,473,393).

During the half year ended 31 March 2014, 24,148,411 ordinary shares were purchased:

▪          19,216,001 ordinary shares at an average price of $32.50 and delivered to equity holders under the DRP;

▪          819,677 ordinary shares at an average price of $32.93 and delivered to eligible staff under the Employee Share Plan (ESP);

▪          1,879,686 ordinary shares at an average price of $31.13 and allocated to employees under the RSP for nil consideration;

▪          700,097 ordinary shares at an average price of $32.57 and delivered to employees upon the exercise of performance options under the Westpac Performance Plan (WPP) at an average exercise price of $20.30;

▪          296,005 ordinary shares at an average price of $32.92 and delivered to employees upon the exercise of share rights and performance share rights under the WPP for nil consideration;

▪          411,542 ordinary shares at an average price of $32.89 and delivered to employees upon the exercise of performance options under the Westpac Reward Plan (WRP) at an average exercise price of $27.17;

▪          666,890 ordinary shares at an average price of $32.54 and delivered to employees upon the exercise of performance share rights under the WRP for nil consideration;

▪          158,513 ordinary shares at an average price of $34.28 and delivered to CEO upon exercise of share rights under the Chief Executive Performance Plan (CEOPP) for nil consideration; and

▪          the purchase of existing ordinary shares in respect of employee share plans resulted in a tax benefit of $8.6 million being recognised as contributed equity.

NOTE 8. FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

Fair Valuation Control Framework

The Group’s control environment uses a well-established Fair Valuation Control Framework to ensure that fair value is either determined or validated by a function independent of the party that undertakes the transaction. This framework formalises the policies and procedures used by the Group to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to the revaluation of financial instruments, independent price verification, fair value adjustments and financial reporting.

A key element of the Fair Valuation Control Framework is the Revaluation Committee, comprising senior finance and risk valuation experts from within the Group. The Revaluation Committee reviews the application of the agreed policies and procedures to ensure a fair value measurement basis is applied.

The method of determining fair value according to the Fair Valuation Control Framework differs depending on the information available.

Quoted price in an active market

The best evidence of fair value is a quoted price in an active market. Wherever possible the Group determines the fair value of a financial instrument based on the quoted price.

Valuation techniques

Where no direct quoted price in an active market is available, the Group applies present value estimates or other market accepted valuation techniques. The use of a market accepted valuation technique will typically involve the use of a valuation model and appropriate inputs to the model.

The majority of models used by the Group employ only observable market data as inputs. However, for certain financial instruments data may be employed which is not readily observable in current markets. Typically in these instances valuation inputs will be derived using alternative means (including extrapolation from other relevant market data) and tested against historic transactions. The use of these inputs requires a high degree of management judgment.

In order to determine a reliable fair value, where appropriate, management may apply adjustments to the techniques used above. These adjustments reflect the Group’s assessment of factors that market participants would consider in setting the fair value.

When determining the fair value of financial instruments, adjustments are made to the mid-market valuations to cover credit risk and bid-offer spreads.

▪          Counterparty credit risk adjustment

Westpac uses a Monte Carlo simulation methodology to calculate the expected future credit exposure for all derivative exposures including inputs regarding probabilities of default (PDs) and loss given default (LGD). PDs are derived from market observed credit spreads by reference to credit default swap (CDS) for individual or sector curves for the relevant tenors to calculate the credit valuation adjustment (CVA), and Westpac’s CDS curve for the relevant tenors to calculate the debit valuation adjustment (DVA). PDs are then applied to the horizon of potential exposures to derive both the CVA and DVA.

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INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES (CONTINUED)

▪          Bid-offer spreads

The fair value of financial assets and liabilities should reflect bid prices for assets and offer prices for liabilities. Prices are adjusted to reflect current bid-offer spreads.

The fair values of large holdings of financial instruments are based on a multiple of the estimated value of a single instrument, and do not include block adjustments for the size of the holding.

Fair value hierarchy

The Group categorises all fair value instruments according to the following hierarchy:

▪          Level 1

Financial instruments valued using recent unadjusted quoted prices in active markets for identical assets or liabilities. An active market is one in which prices are readily and regularly available and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Valuation of Level 1 instruments require little or no management judgment.

Financial instruments included in this class are Commonwealth of Australia and New Zealand Government bonds, spot and exchange traded derivatives for equities, foreign exchange, commodities and interest rate products.

▪          Level 2

Valuation techniques utilising observable market prices applied to these assets or liabilities include the use of market standard discounting methodologies, option pricing models and other valuation techniques widely used and accepted by market participants.

The financial instruments included in this category are mainly over the counter (OTC) derivatives with observable market inputs and financial instruments with fair value derived from market accepted pricing contributors. Financial instruments included in the Level 2 category are:

-           trading securities – including government bonds, Australian state government bonds, corporate fixed rate bonds and floating rate bonds; and

-           derivatives – including interest rate swaps, credit default swaps, foreign exchange swaps, foreign exchange options and equity options.

▪          Level 3

Financial instruments valued using at least one input that could have a significant effect on the instrument’s valuation which is not based on observable market data (unobservable input). Unobservable inputs are those not readily available in an active market due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historic transactions.

These valuations are calculated using a high degree of management judgment.

Financial instruments included in the Level 3 category include some asset-backed products and non-Australian dollar-denominated government securities issued by Pacific Islands governments.

A financial instrument’s categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement.

The specific valuation techniques, the observability of the inputs used in valuation models and the subsequent classification for each significant product category are outlined below:

▪          Interest rate derivative products

These are products linked to interest rates (e.g. Bank Bills Swap Rate (BBSW) or London Interbank Offer Rate (LIBOR)) or inflation indices. This includes exchange traded interest rate futures, interest rate and inflation swaps, swaptions, caps, floors, exchange traded interest rate options on futures, inflation options, collars and other non-vanilla interest rate derivatives.

Exchange traded interest rate futures and options on futures are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation. Exchange traded interest rate futures and options on futures are classified as Level 1 instruments.

Interest rate derivative cash flows are valued using interest rate curves whereby observable market data is used to construct the term structure of forward rates. This term structure is used to project and discount future cash flows based on the terms of the trade. Instruments with optionality are valued using market observable or consensus provided volatilities. Non-vanilla interest rate derivatives are valued using industry standard models based on market observable inputs which are determined separately for each parameter. Where unobservable, inputs will be set with reference to an observable proxy.

In general, interest rate derivatives are classified as Level 2 instruments.

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INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES (CONTINUED)

▪          Foreign exchange derivative products

These are products linked to the foreign exchange market. This includes FX spot and futures contracts, FX forward contracts, FX swaps, FX options and other non-vanilla FX derivatives.

There are observable markets for futures and spot contracts in major global currencies. No modelling or assumptions are used in the valuation of these instruments. FX spot and future contracts are classified as Level 1 instruments.

FX swap and forward valuations are derived from market observable inputs or consensus pricing providers using industry standard models. FX swaps and forwards are classified as Level 2 instruments.

FX options and other FX derivatives are valued using industry standard models and market observable inputs. Where unobservable, inputs will be set with reference to an observable proxy. In general, FX options and other FX derivatives are classified as Level 2 instruments.

▪          Asset backed products

These are debt and derivative products that are linked to the cash flows of a pool of referenced assets via securitisation. This category includes residential mortgage backed securities (RMBS), collateralised debt obligations (CDOs), collateralised loan obligations (CLOs) and other asset backed securities (ABS).

Australian RMBS denominated in Australian dollars are valued using a market accepted model with observable inputs sourced from a consensus data provider. The main inputs to the model are the trading margin and the weighted average life of the security. They are classified as Level 2 instruments.

Despite the availability of an RMBS model in Westpac, input data for the trading margin on Australian issued RMBS, denominated in foreign currency, is considered unobservable. Trading volumes in these instruments are low. Proxy data from the Australian denominated RMBS market is used to derive the fair value for these instruments. Australian issued RMBS denominated in foreign currency are classified as Level 3 instruments.

The fair value of Offshore RMBS is determined using consensus pricing data. These are classified as Level 2 instruments.

As synthetic CDO prices are not generally available, synthetic CDOs are valued using a model. The model uses a combination of established analytic and numerical approaches. The model calculates fair value based on observable and unobservable parameters including credit spreads, recovery rates, correlations and interest rates. As some of the model inputs (e.g. correlations) are indirectly implied or unobservable, synthetic CDOs are classified as Level 3 instruments.

Where available, cash CDO, CLO and ABS products are valued using prices obtained from consensus data providers and classified as Level 2 instruments. Where consensus prices are not available, these products are valued using quotes provided by a third party broker or independent lead manager and classified as Level 3 instruments. The Group has no material exposure to CDOs.

▪          Other credit products

These products are linked to the credit spread of a referenced entity or index and include Single Name and Index CDS.

CDS are valued using an industry standard model that incorporates the credit spread as its principal input. Credit spreads are obtained from consensus market data providers. Single name and index CDS are classified as Level 2 instruments.

▪         Non-asset backed debt instruments

There are observable markets for Australian and New Zealand government bonds in which Westpac is a primary dealer. Australian government bonds are valued using unadjusted quoted market yields. New Zealand government bonds are valued using unadjusted quoted market prices. These products are classified as Level 1 instruments.

Other government bonds, state government bonds, corporate bonds and commercial paper are valued using observable market prices which are sourced from consensus pricing services, broker quotes or inter-dealer prices. These products are classified as Level 2 instruments, with the exception of the Pacific Islands government securities which are classified as Level 3.

▪          Equity products

This category includes cash equities and equity indices, exchange traded equity options, OTC equity options and OTC equity warrants.

Cash equities and equity indices are traded on major global exchanges in liquid markets. No modelling or assumptions are used in the valuation of these instruments. These are categorised as Level 1 assets.

Exchange traded equity options, OTC equity options and equity warrants are valued using industry standard models. The models calculate fair value based on input parameters such as stock prices, dividends, volatilities and interest rates. In general, input parameters are deemed observable. These are classified as Level 2 instruments.

29

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES (CONTINUED)

▪          Commodity products

These products are exchange traded and OTC derivatives based on underlying commodities such as energy, carbon, agriculture, metals, crude oil and refined products, power and natural gas.

Commodity spot and futures, energy spot and futures together with carbon futures are traded on major global exchanges in liquid markets. No modelling or assumptions are used in the valuation of these instruments. These are classified as Level 1 instruments.

The valuation of commodity, carbon and energy derivatives are determined using industry standard models incorporating discounting of cash flows and other industry standard modelling techniques. Valuation inputs include forward curves, volatilities implied from market observable inputs, discount curves and underlying spot and futures prices. The significant inputs are market observable or available through a consensus data service. Where unobservable, inputs will be set with reference to an observable proxy.

In general, commodity, carbon and energy derivatives are classified as Level 2 instruments.

▪          Certificates of deposit

The fair value of certificates of deposit is determined using a discounted cash flow analysis using markets rates offered for deposits of similar remaining maturities. Certificates of deposit are classified as Level 2 instruments.

▪          Debt issues at fair value

Where a quoted price is not available the fair value of debt issues is determined using a discounted cash flow approach, using a discount rate which reflects the terms of the instrument and the timing of cash flows adjusted for market observable changes in the applicable credit rating of Westpac. These instruments are classified as Level 2 instruments.

▪          Life insurance assets

These assets represent investments which back Life Insurance policy liabilities. This includes listed equities, exchange traded and over the counter derivatives, investment grade corporate bonds and units in unlisted unit trusts.

Listed equities and exchange traded derivatives are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation. They are classified as Level 1 instruments.

Investment grade corporate bonds, over the counter derivatives, units in unlisted unit trusts and certain listed equities subject to transfer restrictions are valued utilising observable market prices or other widely used and accepted valuation techniques utilising observable market inputs. They are classified as Level 2 instruments.

▪          Life insurance liabilities

Life insurance liabilities consist of life insurance contract liabilities, life investment contract liabilities and external liabilities of managed investment schemes controlled by statutory life funds. These are valued utilising observable market prices or other widely used and accepted valuation techniques utilising observable market inputs. They are classified as Level 2 instruments.

The table below summarises the attribution of financial instruments to the fair value hierarchy based on the measurement basis after initial recognition:

	As at
	31 March 2014
		Valuation	Valuation
	Quoted	Techniques	Techniques
	Market	(Market	(Non-Market
	Prices	Observable)	Observable)
	(Level 1)	(Level 2)	(Level 3)	Total
	$m	$m	$m	$m
Assets
Trading securities	2,930	40,490	-	43,420
Other financial assets designated at fair value	41	1,979	767	2,787
Derivative financial instruments	14	26,188	5	26,207
Available-for-sale securities	1,901	30,494	777	33,172
Loans at fair value	-	9,999	-	9,999
Life insurance assets	3,697	9,144	-	12,841
Total assets carried at fair value	8,583	118,294	1,549	128,426
Liabilities
Deposits and other borrowings at fair value	-	48,044	-	48,044
Financial liabilities at fair value through income statement	1,720	13,357	-	15,077
Derivative financial instruments	16	31,292	22	31,330
Debt issues at fair value	-	8,812	17	8,829
Life insurance liabilities	-	11,594	-	11,594
Total liabilities carried at fair value	1,736	113,099	39	114,874

In the current half year, as a primary dealer the Group has seen and participated in increased liquidity in the Government bond markets as part of the Group’s broader financial markets strategy. Australian and New Zealand Government bonds have therefore been transferred from Level 2 to Level 1 of the fair value hierarchy.

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INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES (CONTINUED)

Significant unobservable inputs

The following table summarises significant unobservable inputs used in the Level 3 valuations and the valuation techniques used to measure fair value of the instrument.

	Range of Inputs
	As at 31 March 2014
				Significant
	Assets	Liabilities	Valuation	Unobservable	Minimum	Maximum
	$m	$m	Technique(s)	Inputs	Value	Value
Non-asset backed debt instruments	643	-	Pricing model	Yield to maturity	2.9%	6.5%
Asset backed products	583	25	Pricing model	Discount margin	66 bps	95 bps
			Pricing model	Correlation	15.8%	40.4%
			Third-party pricing	n/a	n/a	n/a
Equity and equity linked products	322	-	Pricing model	Interest rate margin	0.9%	19.2%
			Pricing model	Earnings multiple	3.75	4.00
			Discounted cash flows	Discount rate	13.0%	21.0%
			Third-party pricing	n/a	n/a	n/a
Interest rate products	1	14	Pricing Model	Volatility	19.3%	42.2%
Total	1,549	39

Reconciliation of non-market observables

The following tables summarise the changes in financial instruments carried at fair value derived from non-market observable valuation techniques (Level 3):

	Half Year Ended
	31 March 2014
	Other Financial Assets Designated at Fair Value	Derivatives	Available- for-Sale Securities	Total Assets	Derivatives	Debt Issues at Fair Value	Total Liabilities
	$m	$m	$m	$m	$m	$m	$m
Balance as at 1 October 2013	538	4	790	1,332	24	13	37
Gains/(losses) on assets/ (gains)/losses on liabilities recognised in:
Income statements	8	(2)	-	6	(9)	4	(5)
Available-for-sale reserve	-	-	(1)	(1)	-	-	-
Acquisitions	296	3	817	1,116	7	-	7
Issues	26	-	-	26	-	-	-
Disposals	(130)	-	(798)	(928)	-	-	-
Settlements	(2)	-	-	(2)	-	-	-
Transfers into or out of non-market observables	22	-	-	22	-	-	-
Others[1]	9	-	(31)	(22)	-	-	-
Balance as at 31 March 2014	767	5	777	1,549	22	17	39
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at 31 March 2014	14	-	-	14	8	4	12

1            Includes foreign currency translation impacts.

Transfers into and out of Level 3 have occurred due to changes in observability in the significant inputs into the valuation models used to determine the fair value of the related financial instruments. Transfers in and transfers out are reported using the end of period fair values.

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INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES (CONTINUED)

Day one profit or loss

For financial assets and financial liabilities measured at fair value through profit or loss, when the transaction price is different to the fair value from other observable current market transactions in the same instrument or based on a valuation technique whose inputs include only data from observable markets, Westpac recognises the difference between the transaction price and the fair value (‘day one’ profit or loss) in the income statement as non-interest income. In cases where use is made of data which is not observable, day one profit or loss is only recognised in the income statement when the inputs become observable, or over the life of the instrument.

The following table summarises the deferral and recognition of day one profit or loss:

Half Year Ended
31 March 2014
$m
Balance at the beginning of the period	6
Deferral on new transactions	2
Recognised in the income statements during the period	(3)
Balance at the end of the period	5

Fair value of financial instruments

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortised cost. AASB 7: Financial Instruments: Disclosures requires the disclosure of the fair value of those financial instruments not already carried at fair value in the balance sheet. The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value disclosure does not cover those instruments that are not considered to be financial instruments from an accounting perspective, such as income tax and intangible assets.

The following table summarises the carrying value and fair value of all financial instruments of the Group as at 31 March 2014:

	As At
	31 March 2014
	Carrying Amount	Fair Value
	$m	$m
Financial assets
Cash and balances with central banks	16,375	16,375
Receivables due from other financial institutions	8,744	8,744
Trading securities	43,420	43,420
Other financial assets designated at fair value	2,787	2,787
Derivative financial instruments	26,207	26,207
Available-for-sale securities[1]	33,185	33,185
Loans (net of impairment provision)	564,569	564,877
Life insurance assets	12,841	12,841
Regulatory deposits with central banks overseas	1,575	1,575
Other financial assets	3,388	3,388
Total financial assets	713,091	713,399
Financial liabilities
Payables due to other financial institutions	15,211	15,211
Deposits and other borrowings at fair value	48,044	48,044
Deposits and other borrowings at amortised cost	389,361	390,225
Financial liabilities at fair value through income statement	15,077	15,077
Derivative financial instruments	31,330	31,330
Debt issues at fair value	8,829	8,829
Debt issues at amortised cost	141,269	143,409
Life insurance liabilities	11,594	11,594
Loan capital	10,320	10,396
Other financial liabilities	7,292	7,292
Total financial liabilities	678,327	681,407

1              At 31 March 2014 equity instruments with a carrying value of $13 million were included in available-for sale securities, however as their fair value could not be reliably measured these were carried at cost. These amounts have not been included in the fair value hierarchy tables; however have been included in the tables above.

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INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES (CONTINUED)

For financial instruments not carried at fair value in the balance sheet, fair value has been derived as follows:

Loans

The carrying value of loans is net of individually and collectively assessed provisions for impairment charges. The fair value of loans is based on observable market transactions, where available. In the absence of observable market transactions, fair value is estimated using discounted cash flow models. For variable rate loans, the discount rate used is the current effective interest rate. The discount rate applied for fixed rate loans reflects the market rate for the maturity of the loan and the credit worthiness of the borrower.

Deposits and other borrowings

Deposits by customers’ accounts are grouped by maturity. Fair values of deposit liabilities payable on demand (interest free, interest bearing and savings deposits) approximate their carrying value. Fair values for term deposits are estimated using discounted cash flows, applying market rates offered for deposits of similar remaining maturities.

Debt issues and loan capital

Fair values are calculated using a discounted cash flow model. The discount rates applied reflect the terms of the instruments, the timing of the estimated cash flows and are adjusted for any changes in Westpac’s credit spreads.

Other financial assets and liabilities

For all other financial assets and liabilities, the carrying value approximates to the fair value. These items are either short-term in nature, re-price frequently or are of a high credit rating.

NOTE 9. GROUP SEGMENT INFORMATION

The accounting standard AASB 8 Operating Segments requires segment results to be presented on a basis that is consistent with information provided internally to Westpac’s key decision makers.

In assessing financial performance, including divisional results, the Westpac Group uses a measure of performance referred to as ‘Cash Earnings’.

Cash Earnings is not a measure of cash flow or net profit determined on a cash accounting basis, as it includes non-cash items reflected in net profit determined in accordance with AAS. The specific adjustments include both cash and non-cash items. Cash Earnings, as calculated by Westpac, is viewed as a measure of the level of profit that is generated by ongoing operations.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Three categories of adjustments are made to statutory results to determine Cash Earnings:

▪          material items that key decision makers at Westpac believe do not reflect ongoing operations;

▪          items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

▪          accounting reclassifications between individual line items that do not impact statutory results, such as policy holder tax recoveries1.

The basis of segment reporting reflects the management of the business, rather than the legal structure of the Group. The operating segment results have been presented on a management reporting basis and consequently internal charges and transfer pricing adjustments have been reflected in the performance of each operating segment. Inter-segment pricing is determined on an arm’s length basis.

1        Policy holder tax recoveries — income and tax amounts that are grossed up to comply with the Australian accounting standard covering Life Insurance Business (policy holder tax recoveries) are reversed in deriving income and taxation expense on a Cash Earnings basis.

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INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. GROUP SEGMENT INFORMATION (CONTINUED)

Reportable operating segments

The operating segments are defined by the customers they service and the services they provide:

▪          Australian Financial Services (AFS) is responsible for the Westpac Group’s Australian retail banking, business banking and wealth operations. It incorporates the operations of:

-           Westpac Retail & Business Banking (Westpac RBB), which is responsible for sales and service for consumer, small-to-medium enterprise customers and commercial and agribusiness customers in Australia under the Westpac brand;

-           St.George Banking Group (St.George), which is responsible for sales and service for our consumer, SME and corporate customers in Australia under the St.George, BankSA, Bank of Melbourne and RAMS1 brands; and

-           BT Financial Group (Australia) (BTFG), which is Westpac’s Australian wealth division. Its operations include funds management and insurance solutions. BTFG’s brands include Advance Asset Management, Ascalon, Asgard, BT, BT Investment Management (BTIM)2, Licensee Select, BT Select, Securitor, and the advice, private banking and insurance operations of Bank of Melbourne, BankSA, St.George and Westpac.

▪          Westpac Institutional Bank (WIB) delivers a broad range of financial services to commercial, corporate, institutional and government customers with connections to Australia and New Zealand. Customers are supported through branches and subsidiaries located in Australia, New Zealand, US, UK and Asia; and

▪          Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand. Banking products are provided under the Westpac and WIB brands while insurance and wealth products are provided under Westpac Life and BT brands respectively.

Other divisions in the Group include:

▪          Westpac Pacific, which provides banking services for retail and business customers in seven Pacific Island Nations;

▪          Treasury, which is primarily focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities;

▪          Group Services, which encompasses technology, banking operations, compliance, legal and property services;

▪          Core Support, which comprises those functions performed centrally including finance, risk and human resources; and

▪          Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments, earnings from non core asset sales and certain other head office items such as centrally raised provisions.

Comparative changes

Prior period comparatives were restated to reflect the following:

▪          Updated revenue sharing arrangements

-            during the half year ended 31 March 2014 the Group transferred responsibility for financial markets sales operations undertaken in St.George to WIB. All financial markets operations in Australia are now managed in WIB. In conjunction with this change, the Group simplified the allocation of revenue and expenses from institutional partnership products across the Group; and

-            during the half year ended 31 March 2014 BTFG simplified revenue and expense allocation with St.George and Westpac RBB. Revenue and expense allocations for wealth partnership products sold to AFS customers are included in BTFG financial results.

▪          Inter-company loan margin charge

An update to funds transfer pricing within Westpac New Zealand Limited (WNZL) has seen a change in income recognised between Westpac New Zealand and other divisions.

▪          Changes to accounting policies

The transitional impacts arising from changes to accounting policies as a result of the adoption of new and amended Australian Accounting Standards. A summary of quantitative impacts arising from these changes are set out in Note 1 ‘Summary of quantitative impacts’.

1   RAMS is a financial services group specialising in mortgages and online deposits.

2   BTIM is 61% owned by the Westpac Group and consolidated in BTFG’s Funds Management business.

34

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. GROUP SEGMENT INFORMATION (CONTINUED)

The tables below present the segment results on a Cash Earnings basis:

	Half Year Ended
	31 March 2014
	Westpac		BT
	Retail and	St.George	Financial		Westpac	Westpac
	Business	Banking	Group		Institutional	New	Other
	Banking	Group	(Australia)	AFS	Bank	Zealand	Divisions	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Net interest income	2,918	1,708	205	4,831	811	714	321	6,677
Non-interest income	691	252	1,116	2,059	770	217	136	3,182
Net operating income before operating expenses and impairment charges	3,609	1,960	1,321	6,890	1,581	931	457	9,859
Operating expenses	(1,595)	(747)	(670)	(3,012)	(590)	(385)	(78)	(4,065)
Impairment charges	(226)	(108)	4	(330)	90	(3)	(98)	(341)
Profit before income tax	1,788	1,105	655	3,548	1,081	543	281	5,453
Income tax expense	(537)	(333)	(192)	(1,062)	(329)	(149)	(103)	(1,643)
Profit attributable to non-controlling interests	-	-	(25)	(25)	-	(1)	(12)	(38)
Cash Earnings for the period	1,251	772	438	2,461	752	393	166	3,772
Net Cash Earnings adjustments	-	(59)	(11)	(70)	-	-	(80)	(150)
Net profit for the period attributable to owners of Westpac Banking Corporation	1,251	713	427	2,391	752	393	86	3,622
Total assets	268,230	169,599	28,802	466,631	105,667	66,880	90,197	729,375
Total liabilities	167,696	90,257	29,638	287,591	114,171	58,750	220,832	681,344

	Half Year Ended
	30 September 2013
	Westpac		BT
	Retail and	St.George	Financial		Westpac	Westpac
	Business	Banking	Group		Institutional	New	Other
	Banking	Group	(Australia)	AFS	Bank	Zealand	Divisions	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Net interest income	2,869	1,639	201	4,709	812	662	284	6,467
Non-interest income	683	241	993	1,917	821	199	74	3,011
Net operating income before operating expenses and impairment charges	3,552	1,880	1,194	6,626	1,633	861	358	9,478
Operating expenses	(1,574)	(709)	(609)	(2,892)	(566)	(353)	(124)	(3,935)
Impairment charges	(242)	(171)	(1)	(414)	46	(43)	2	(409)
Profit before income tax	1,736	1,000	584	3,320	1,113	465	236	5,134
Income tax expense	(523)	(299)	(164)	(986)	(323)	(127)	(103)	(1,539)
Profit attributable to non-controlling interests	-	-	(10)	(10)	-	(2)	(28)	(40)
Cash Earnings for the period	1,213	701	410	2,324	790	336	105	3,555
Net Cash Earnings adjustments	-	(64)	(11)	(75)	-	-	(16)	(91)
Net profit for the period attributable to owners of Westpac Banking Corporation	1,213	637	399	2,249	790	336	89	3,464
Total assets	261,880	159,770	32,210	453,860	97,247	61,469	88,521	701,097
Total liabilities	167,005	90,141	33,932	291,078	115,347	53,882	193,253	653,560

35

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. GROUP SEGMENT INFORMATION (CONTINUED)

	Half Year Ended
	31 March 2013
	Westpac		BT
	Retail and	St.George	Financial		Westpac	Westpac
	Business	Banking	Group		Institutional	New	Other
	Banking	Group	(Australia)	AFS	Bank	Zealand	Divisions	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Net interest income	2,786	1,577	205	4,568	818	619	440	6,445
Non-interest income	637	228	924	1,789	812	190	119	2,910
Net operating income before operating expenses and impairment charges	3,423	1,805	1,129	6,357	1,630	809	559	9,355
Operating expenses	(1,550)	(693)	(597)	(2,840)	(549)	(344)	(91)	(3,824)
Impairment charges	(244)	(122)	-	(366)	43	(54)	(61)	(438)
Profit before income tax	1,629	990	532	3,151	1,124	411	407	5,093
Income tax expense	(487)	(299)	(161)	(947)	(339)	(114)	(149)	(1,549)
Profit attributable to non-controlling interests	-	-	(8)	(8)	-	(1)	(27)	(36)
Cash Earnings for the period	1,142	691	363	2,196	785	296	231	3,508
Net Cash Earnings adjustments	-	(64)	(11)	(75)	-	-	(146)	(221)
Net profit for the period attributable to owners of Westpac Banking Corporation	1,142	627	352	2,121	785	296	85	3,287
Total assets	257,521	156,913	31,681	446,115	95,493	54,909	85,361	681,878
Total liabilities	158,670	85,843	33,972	278,485	109,170	47,162	199,824	634,641

Reconciliation of Cash Earnings to net profit

	Half Year Ended	Half Year Ended	Half Year Ended
	31 March 2014	30 September 2013	31 March 2013
	$m	$m	$m
Cash Earnings for the period	3,772	3,555	3,508
Cash Earnings adjustments:
TPS revaluations[1]	-	(1)	(8)
Treasury shares[2]	(13)	(13)	(29)
Ineffective hedges[3]	(17)	(3)	23
Fair value gain/(loss) on economic hedges[4]	(46)	36	(57)
Buyback of government guaranteed debt[5]	30	-	(43)
Fair value amortisation of financial instruments[6]	(9)	(35)	(32)
Amortisation of intangible assets[7]	(70)	(75)	(75)
Acquisition transaction and integration expenses[8]	(25)	-	-
Total Cash Earnings adjustments	(150)	(91)	(221)
Net profit for the period attributable to owners of Westpac Banking Corporation	3,622	3,464	3,287

1            This adjustment related to TPS 2003 which were redeemed on 30 September 2013. Historically this adjusted for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment was required as these hybrid instruments were not fair valued, however, the hedges are fair valued and therefore there was a mismatch in the timing of income recognition in the statutory results. The mismatch was added back to statutory results in deriving Cash Earnings as it did not affect the Group’s profits over time. These hybrids have been redeemed in 2013.

2            Under AAS, Westpac shares held by the Group in the managed funds and life businesses are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the statutory results. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in determining income.

3            The gain/(loss) on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time.

4            Fair value gain/(loss) on economic hedges (which do not qualify for hedge accounting under AAS) comprises:

▪            the unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving Cash Earnings as they may create a material timing difference on statutory results but do not affect the Group’s Cash Earnings during the life of the hedge;

▪            the unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the Government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may create a material timing difference on statutory results but do not affect the Group’s Cash Earnings during the life of the hedge; and

▪            the unrealised fair value gain/(loss) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings as they may create a material timing difference on statutory results but do not affect the Group’s Cash Earnings during the life of the hedge.

36

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. GROUP SEGMENT INFORMATION (CONTINUED)

5            The Group has bought back certain Government guaranteed debt issues which reduces Government guarantee fees (70 basis points) paid. In undertaking the buybacks, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the statutory result the cost incurred is recognised at the time of the buyback. In Cash Earnings, the cost incurred is being amortised over the original term of the debt that was bought back consistent with a 70 basis point saving being effectively spread over the remaining life of the issue. The Cash Earnings adjustment gives effect to the timing difference between statutory results and Cash Earnings.

6            The accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, have been treated as a Cash Earnings adjustment.

7            The merger with St.George and the acquisitions of J O Hambro Capital Management (JOHCM) and Capital Finance Australia Ltd resulted in the recognition of identifiable intangible assets. These assets include intangibles related to core deposits, customer relationships, management contracts and distribution relationships. These intangible items are amortised over their useful lives, ranging between four and twenty years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders.

8            Acquisition transaction and integration costs associated with the acquisition of Capital Finance Australia Ltd and BOS International Australia Ltd have been treated as a Cash Earnings adjustment as they do not impact the earnings expected from the acquired businesses following the integration period.

37

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. CONTINGENT LIABILITIES, CONTINGENT ASSETS AND CREDIT COMMITMENTS

The Group is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers and to manage its own risk profile. These financial instruments include commitments to extend credit, financial guarantees, standby letters of credit and underwriting facilities.

The Group’s exposure to credit loss in the event of non-performance by the other party to such financial instruments is represented by the contract or notional amount of those instruments. However, some commitments to extend credit and provide underwriting facilities can be cancelled or revoked at any time at the Group’s option.

The Group uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Group takes collateral where it is considered necessary to support both on and off-balance sheet financial instruments with credit risk. The Group evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral taken, if deemed necessary, on the provision of a financial facility is based on management’s credit evaluation of the counterparty.

Off-balance sheet credit-risk related financial instruments excluding derivatives are as follows:

	Half Year Ended
	31 March	30 September	31 March
	2014	2013	2013
	$m	$m	$m
Credit-risk related instruments
Standby letters of credit and financial guarantees[1]	4,182	4,334	4,328
Trade letters of credit[2]	3,289	3,218	1,913
Non-financial guarantees[3]	9,112	9,054	9,331
Commitments to extend credit[4]	154,421	148,368	140,779
Other commitments	41	44	-
Total credit-risk related instruments	171,045	165,018	156,351

1     Standby letters of credit are undertakings to pay, against presentation of documents, an obligation in the event of a default by a customer. Guarantees are unconditional undertakings given to support the obligations of a customer to third parties. The Group may hold cash as collateral for certain guarantees issued.

2     Trade letters of credit are undertakings by the Group to pay or accept drafts drawn by an overseas supplier of goods against presentation of documents in the event of default by a customer.

3     Non-financial guarantees include undertakings that oblige the Group to pay third parties should a customer fail to fulfil a contractual non-monetary obligation.

4     Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above at 31 March 2014, the Group offered $9.1 billion (30 September 2013: $12.4 billion, 31 March 2013: $5.8 billion) of facilities to customers, which had not yet been accepted.

Contingent assets

The credit commitments shown in the above table also constitute contingent assets. These commitments would be classified as loans and other assets in the balance sheet on the contingent event eventuating.

Additional liabilities and commitments

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

Westpac has been served with two separate class action proceedings by customers seeking to recover exception fees paid by those customers. The first set of proceedings was commenced by customers of the Westpac brand; the second by customers of the St.George Bank and BankSA brands. Westpac has agreed with the plaintiffs to put the proceedings against Westpac, St.George and BankSA on hold until at least December 2014, pending further developments in similar litigation commenced against another Australian bank.

Westpac has been served with a class action proceeding brought on behalf of Westpac customers who borrowed money to invest in Storm Financial-badged investments. Westpac intends to defend these proceedings. As the two named applicants have not quantified the damages that they seek, and given the preliminary nature of these proceedings, it is not possible to estimate any potential liability at this stage.

Liquidity support

Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks. In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems. The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

Financial Claims Scheme

Under the Financial Claims Scheme (FCS) the Australian Government provides depositors a free guarantee of deposits in eligible ADIs up to and including $250,000. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to the ADI.

The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected to an ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities.

38

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. NOTE TO THE CASH FLOW STATEMENT

	Half Year Ended
	31 March	30 September	31 March[1]
	2014	2013	2013
	$m	$m	$m
Reconciliation of net cash provided by/(used in) operating activities to net profit for the period
Net profit for the period	3,659	3,503	3,322
Adjustments:
Depreciation, amortisation and impairment	464	478	426
(Decrease)/Increase in sundry provisions and other non-cash items	(970)	1,518	142
Impairment charges	389	444	479
(Increase)/decrease in loans	(17,678)	(8,793)	(6,874)
Increase/(decrease) in deposits and other borrowings	10,253	13,993	8,162
Decrease/(increase) in receivables due from other financial institutions	2,468	1,853	(2,364)
Increase/(decrease) in payables due to other financial institutions	6,199	(100)	463
(Increase)/decrease in trading and fair value assets	3,593	622	(941)
Increase/(decrease) in financial liabilities at fair value through income statement	4,840	1,401	(1,135)
Decrease/(increase) in derivative financial instruments	937	9,747	(621)
(Increase)/decrease in accrued interest receivable	(89)	188	(104)
(Decrease)/increase in accrued interest payable	(51)	(193)	(183)
(Decrease)/increase in current and deferred tax	(45)	216	(69)
Net cash provided by/(used in) operating activities	13,969	24,877	703
Fair value of assets and liabilities of controlled entities and businesses acquired[2]
Assets acquired
Cash and cash equivalents	149	-	-
Derivative assets	30	-	-
Loans and advances	7,895	-	-
Identifiable intangible assets	56	-	-
Operating lease assets	80	-	-
Other assets and prepayments	6	-	-
Total assets acquired	8,216	-	-
Liabilities acquired
Trade creditors and other accrued expenses	24	-	-
Provisions	11	-	-
Deferred tax liabilities	25	-	-
Debt securities on issue	488	-	-
Borrowings	6,368	-	-
Total liabilities acquired	6,916	-	-
Fair value of identifiable net assets acquired	1,300	-	-
Goodwill	225	-	-
Total	1,525	-	-
Cash consideration
Purchase of shares	1,525	-	-
Replacement of intergroup funding	6,368	-	-
Total cash consideration	7,893	-	-
Cash consideration	7,893	-	-
Less cash and cash equivalents acquired	(149)	-	-
Cash paid (net of cash acquired)	7,744	-	-

1       The 31 March 2013 comparatives have been revised to align with current presentation. Certain cash flows have been reclassified between operating activities, investing activities and financing activities. The reclassification had no impact on the reported net increase/decrease in cash and cash equivalents.

2       Fair value of assets and liabilities are provisional amounts.

39

INTERIM FINANCIAL REPORT 2014

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. NOTE TO THE CASH FLOW STATEMENT (CONTINUED)

Acquisition of selected business of Lloyds

On 31 December 2013 the Group acquired 100% of the share capital in Capital Finance Australia Ltd (CFAL) and BOS International Australia Ltd (BOSI). The business acquired adds scale and geographic diversity to the Group’s motor vehicle finance business, expands the Group’s capability and reach within equipment finance and creates opportunities to deepen customer relationships with the opportunity to cross sell other Westpac Group products. The provisional goodwill recognised of $225 million primarily reflects the value of synergies expected to arise as a result of the acquisition.

Acquisition related costs of $18.1 million have been charged to operating expenses for the half year ended 31 March 2014.

The fair value of receivables acquired, including loans, was $7,895 million. The gross contractual amount of receivables acquired was $7,977 million, of which $111 million is expected to be uncollectible.

Since 31 December 2013 CFAL and BOSI have contributed revenue of $76 million and after-tax profit of $20 million to the Group. If the acquisition had occurred on 1 October 2013, it is estimated that CFAL and BOSI would have contributed revenue of $152 million and profit of $40 million to the Group.

In addition to acquiring the shares in CFAL and BOSI the Group purchased certain derivative contracts from Lloyds International Australian branches for $9 million. These derivatives have been accounted for as transactions in the normal course of business and in aggregate have no material impact on the Group.

Non-cash financing activities

	Half Year Ended
	31 March	30 September	31 March
	2014	2013	2013
	$m	$m	$m
Shares issued under the dividend reinvestment plan[1]	-	-	531
Issuance of loan capital[2]	-	332	-
Shares issued on redemption of Westpac SPS	-	173	-

1       The dividend reinvestment plan in respect of the final and interim dividend for 2013 was satisfied in full through purchase of existing shares and transfer of shares to participating shareholders.

2       Holders of Westpac SPS notes who participated in the reinvestment offer to subscribe for Westpac Subordinated Notes II.

NOTE 12. EVENTS SUBSEQUENT TO BALANCE DATE

No matter or circumstance has arisen since half year ended 31 March 2014 which is not otherwise dealt with in this interim financial report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

40

INTERIM FINANCIAL REPORT 2014

STATUTORY STATEMENTS

DIRECTORS’ DECLARATION

In the Directors’ opinion:

(i)             the interim financial statements and notes set out on pages 15 to 40 are in accordance with the Corporations Act 2001, including that they:

a.             comply with Australian Accounting Standards, the Corporations Regulations 2001 and other mandatory professional reporting requirements; and

b.             give a true and fair view of the Group’s financial position as at 31 March 2014 and of its performance for the six months ended 31 March 2014; and

(ii)          there are reasonable grounds to believe that Westpac will be able to pay its debts as and when they become due and payable.

This declaration is made in accordance with a resolution of the Directors.

For and on behalf of the Board.

Lindsay Maxsted Chairman	Gail Kelly Managing Director and Chief Executive Officer

Sydney, Australia
5 May 2014

41

INDEPENDENT AUDITOR’S REVIEW REPORT TO THE MEMBERS OF
WESTPAC BANKING CORPORATION

Report on the interim financial report

We have reviewed the accompanying interim financial report of Westpac Banking Corporation, which comprises the consolidated balance sheet as at 31 March 2014, and the consolidated income statement, the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the half year ended on that date, selected explanatory notes and the directors’ declaration for the Westpac Banking Corporation Group (the consolidated entity). The consolidated entity comprises both Westpac Banking Corporation and the entities it controlled during that half year.

Directors’ responsibility for the interim financial report

The directors of Westpac Banking Corporation are responsible for the preparation of the interim financial report that gives a true and fair view in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the interim financial report that is free from material misstatement whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express a conclusion on the interim financial report based on our review. We conducted our review in accordance with Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, we have become aware of any matter that makes us believe that the financial report is not in accordance with the Corporations Act 2001 including: giving a true and fair view of the consolidated entity’s financial position as at 31 March 2014 and its performance for the half year ended on that date; and complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001. As the auditor of Westpac Banking Corporation, ASRE 2410 requires that we comply with the ethical requirements relevant to the audit of the annual financial report.

A review of an interim financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Independence

In conducting our review, we have complied with the independence requirements of the Corporations Act 2001.

Conclusion

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the interim financial report of Westpac Banking Corporation is not in accordance with the Corporations Act 2001 including:

(i)     giving a true and fair view of the consolidated entity’s financial position as at 31 March 2014 and of its performance for the half year ended on that date; and

(ii)     complying with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001.

PricewaterhouseCoopers

Michael Codling Partner	Craig Stafford Partner	Sydney, Australia 5 May 2014

PricewaterhouseCoopers, ABN 52 780 433 757

Darling Park Tower 2, 201 Sussex Street, GPO BOX 2650, SYDNEY NSW 1171

DX 77 Sydney, Australia

T +61 2 8266 0000, F +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

42